UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 2)

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Filed by a Party other than the Registrant  ☐

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☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FIRST COMMUNITY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $437.00

(2)	Form, Schedule or Registration Statement No.: Schedule 13E-3

(3)	Filing Party: First Community Corporation

(4)	Date Filed: September 27, 2005

PRELIMINARY – SUBJECT TO COMPLETION
                    , 2006
Dear Shareholder:
          You are cordially invited to attend a special meeting of shareholders of First Community Corporation, which will be held on                     , 2006, at 9:00 a.m. local time, at the offices of Bone McAllester Norton PLLC, 1600 Nashville City, 511 Union Street, Nashville, Tennessee 37219. I hope that you will be able to attend the meeting, and I look forward to seeing you.
          At the meeting, shareholders will vote on a proposal to reorganize the stock ownership of First Community Corporation (our bank holding company) as follows:
•	Owners of 1,500 or more shares of the holding company’s common stock would continue to own the same number of shares as they currently own.

•	Owners of 300 to 1,500 shares of the holding company’s common stock would have their shares reclassified as the same number of Series A preferred shares.

•	Owners of fewer than 300 shares of the holding company’s common stock would have their shares reclassified as the same number of Series B preferred shares.
          We propose to accomplish this reclassification by amending the charter of First Community Corporation. Generally, the Series A and Series B preferred stock have limited voting rights, a dividend and liquidation preference to our common stock, and participates equally with the common stock in a sale or change in control of the company. As between the Series A Preferred Stock and Series B Preferred Stock, the two classes will have different voting rights, different dividends and different preemptive rights.
          The primary effect of this reclassification will be to reduce our total number of record holders of common stock to below 300. We will then terminate the registration of our common stock under federal securities laws, and, as a result of no longer having reporting obligations under the Securities Exchange Act of 1934, we believe we will realize significant cost savings. We estimate direct and indirect savings of approximately $246,500 per year following deregistration of our common stock. We also believe that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock. Those costs are increasing significantly as public companies comply with the Sarbanes-Oxley Act of 2002.
          The board of directors has established                     , 2006, as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign, and date the proxy card and return it in the envelope provided in time for it to be received by                     , 2006. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.
          We plan to effect the reclassification by making the necessary filing of an amendment to our charter as soon as possible after we obtain shareholder approval to do so. The record date for determining ownership of shares for purposes of the reclassification is                     , 2006.
          The board of directors has determined that the reclassification is fair to First Community Corporation’s unaffiliated shareholders and has unanimously voted to approve the amendment to our charter. The board recommends that you vote FOR approval of the reclassification.
Very truly yours,
/s/ Mark A. Gamble
Mark A. Gamble
President

FIRST COMMUNITY CORPORATION
809 West Main Street
Rogersville, Tennessee 37857
(423) 272-5800
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                     , 2006
          A special meeting of shareholders of First Community Corporation will be held on                     ,                     , 2006, at 9:00 a.m. local time at the offices of Bone McAllester Norton PLLC, 1600 Nashville City Center, 511 Union Street, Nashville, Tennessee 37219, for following purposes:
     (1) To consider and vote upon an amendment to the charter of First Community Corporation which will authorize the issuance of shares of Series A Preferred Stock and Series B Preferred Stock.
     (2) To consider and vote upon a proposal to reclassify the stock ownership of First Community Corporation by amendment to its charter, whereby owners of 1,500 or more shares of common stock of First Community Corporation would continue to own the same number of shares of common stock, owners of 300 to 1,499 shares of common stock of First Community Corporation would have their shares reclassified as the same number of shares of Series A Preferred Stock, and owners of fewer than 300 shares of common stock of First Community Corporation would have their shares reclassified as the same number of shares of Series B Preferred Stock.
     (3) To consider and vote upon a proposal to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.
          The board of directors has fixed the close of business on                     , 2006, as the record date for determining those shareholders entitled to vote at the special meeting and any adjournment or postponement of the special meeting. Only shareholders at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.
          Dissenters’ rights are available under Tennessee law to all shareholders of First Community. Please see the section entitled “Dissenters’ Rights” beginning on page 22 of the accompanying proxy statement for a discussion of the availability of dissenters’ rights and the procedures required to be followed to assert dissenters’ rights in connection with the reclassification.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the reclassification, passed upon the merits or fairness of the reclassification, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

By order of the Board of Directors,

/s/ Mark A. Gamble
Mark A. Gamble
President
YOUR VOTE IS VERY IMPORTANT.
          Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and marking the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may still vote in person even if you have previously returned your proxy card.
          Your board of directors unanimously recommends that you vote “FOR” approval of the proposed reclassification.

SUMMARY TERM SHEET
          This summary provides an overview of material information from this proxy statement about the proposed reclassification. However, it is a summary only. To better understand the transaction and for a more complete description of its terms, before voting, we encourage you to read carefully this entire document and the documents to which it refers.
          In this proxy statement, “First Community,” “we,” “our,” “ours,” “us” and the “company” refer to First Community Corporation, a Tennessee corporation. The term “our subsidiary bank” or “bank” refers to First Community Bank of East Tennessee, our wholly owned subsidiary. References to “common stock” or “shares” refer to First Community Corporation’s common stock, no par value. References to “Series A preferred stock” refer to the new Series A Preferred Stock, par value $7.71 per share, and “Series B preferred stock” refers to the new Series B Preferred Stock, par value $7.71 per share, which will each be issued if the proposed reclassification is approved. Series A preferred stock and Series B preferred stock are sometimes referred to together as the “preferred stock.” References to the “SEC” refer to the United States Securities and Exchange Commission, to which we currently have periodic disclosure requirements.
Purpose of the Shareholder Vote
(See also page 16.)
          We are proposing that our shareholders approve a reclassification of the stock of First Community by amending the Company’s charter. The purpose of the reclassification is to consolidate ownership of our common stock and reduce the number of our record shareholders of common stock to less than 300. If the reclassification is approved, we will be able to discontinue our SEC reporting requirements and allow our management to refocus time spent on complying with SEC-reporting obligations on operational and business goals. In addition, we would not be required to comply with Section 404 of the Sarbanes-Oxley Act, which would require that we document, test and assess our internal control structure and that our external auditors report on management’s assessment of our internal control structure. Such compliance would increase our external audit fees, legal fees and other compliance-related expenses.
          The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to approve the charter amendment. As of August 31, 2006, 35.66% of our common stock outstanding is owned by our directors and executive officers as a group.
          See “SPECIAL FACTORS-Overview of the reclassification; Purpose and Structure of the reclassification” beginning on page 16.
How the Reclassification Works
(See also page 16.)
          The proposed charter amendment of First Community, if approved, will authorize the issuance of the Series A preferred stock and the Series B preferred stock. The charter amendment will also cause certain of the shares of common stock to be reclassified as preferred stock. If the reclassification is approved, this is how the reclassification will affect you:
•	If you own 1,500 or more shares of common stock, you will continue to own the same number of shares of common stock.

•	If you own 300-1,499 shares of common stock, you will have your shares reclassified as the same number of shares of Series A preferred stock.

•	If you own fewer than 300 shares, you will have your shares reclassified as the same number of shares of Series B preferred stock.
          The voting rights of common stock holders and the holders of Series A and Series B preferred stock will be substantially different, except in limited circumstances.
          Except as expressly required by applicable law, holders of Series A preferred stock will not be entitled to vote on any matter. However, the Series A holders will be entitled to vote together with the holders of common stock upon any transaction that would constitute a change of control of the Company which is required by law to be submitted to shareholders for approval, or which is submitted to the shareholders for approval by the board of directors of the Company, even though such approval is not otherwise required. In the event the holders are entitled to vote for a change of control (as defined in the Company’s charter), the holders shall have the right to vote that number of shares of common stock into which their shares of Series A preferred stock would be converted upon the consummation of the change of control. Series A holders will not be entitled to vote on other matters, including the election of directors.
          Except as expressly required by applicable law, the holders of Series B preferred stock are not entitled to vote on any matter. However, the Series B holders will be entitled to vote together with the holders of our common stock upon any transaction that is required by law to be submitted to the holders for approval. In the event the holders are entitled to vote, the Series B holders will have the right to vote the number of shares of common stock into which their shares of Series B preferred stock would be converted upon the consummation of the transaction being voted on. Series B holders will not be entitled to vote on other matters, including the election of directors.
          In August 2006, the Company’s board of directors requested an investment banking firm to begin making a market on the OTC Bulletin Board for the existing common shares of First Community. In addition, the investment banking firm is expected to also act as a market maker for Series A and Series B preferred stock if the shareholders approve the proposals discussed in this document. The Company’s objective in listing its equity securities on the OTC Bulletin Board is to develop a more orderly and potentially more active trading market than currently exists, and the board believes that this approach is an appropriate method, based on the size of the Company, to achieve a more efficient market for the Company’s shares. (The OTC Bulletin Board is a quotation service for securities that are not listed or traded on NASDAQ or a national securities exchange. The Company’s stock is currently eligible to be quoted on the OTC Bulletin Board as an SEC reporting company. If the reclassification is approved by its shareholders and the Company is de-registered with the SEC, the Company will remain eligible to be quoted on the OTC Bulletin Board as a depository institution that files publicly available reports with the Federal Deposit Insurance Corporation.)
          See “SPECIAL FACTORS-Overview of the reclassification; Purpose and Structure of the reclassification” beginning on page 16.
Effects of the Reclassification
(See also page 33.)
          The reclassification is a “going private” transaction for First Community, which means that shareholder approval of the reclassification will allow us to deregister with the SEC and we will no longer be subject to reporting obligations under federal securities laws. The most material effects are as follows:
Effects on the Company

•	the number of our record shareholders of common stock will be reduced from approximately 848 to approximately 229, and the number of outstanding shares of our common stock will initially decrease approximately 13.4%, from 1,918,667 shares to approximately 1,661,608 shares;

•	the number of outstanding shares of our Series A preferred stock will correspondingly increase from zero shares to approximately 226,088 shares, held by approximately 386 shareholders;

•	the number of outstanding shares of our Series B preferred stock will correspondingly increase from zero shares to approximately 30,971 shares, held by approximately 233 shareholders;

•	because of the reduction of our total number of record shareholders of common stock to less than 300, we will be allowed to terminate our status as a reporting company with the SEC, thus resulting in our shareholders owning stock in a non-reporting company. Shareholders of non-reporting companies are likely to receive less information about the company, its directors and officers, the amount of executive compensation, and disclosure concerning related party transactions, which is mandated by the SEC for reporting companies. In addition, shareholders will lose certain protections under the federal securities laws such as application of the short swing profit rules.
          As of August 31, 2006, the percentage of shares owned by the shareholders of record who own 1,500 or more shares of our common stock is approximately 86.6%, and the percentage of shares owned by the shareholders of record who own 1,499 or less shares of our common stock is approximately 13.4%.
          Effects on our Affiliates, Directors and Executive Officers

•	Insofar as our directors and executive officers of First Community own common stock, they will be subject to the same terms and conditions of the reclassification as unaffiliated shareholders, although the stock held by our directors and executive officers will not be reclassified;

•	All of our directors and executive officers will hold more than 1,500 shares at the effective time of the reclassification, and all of our directors and executive officers will continue to hold the same number of shares after the reclassification as they did before;

•	As of August 31, 2006, our directors and executive officers as a group beneficially own 35.66% of our common stock, and based on the number of shares beneficially owned by this same group as of August 31, 2006, if the reclassification is approved, they will own 41.18% of our common stock.

          Effects on our Unaffiliated Shareholders
•	Those shareholders receiving shares of Series A preferred stock or Series B preferred stock will continue to have an equity interest in First Community, as well as a dividend preference, preemptive rights (for the Series A holders only), and a liquidation preference, and will be entitled to participate in any future value received as a result of a sale of the company, if any.

•	Unaffiliated shareholders will receive less information because our reporting requirements with the Securities and Exchange Commission would no longer be in effect, and they will lose certain protections afforded to shareholders of companies registered under federal securities laws.

•	Those shareholders receiving shares of Series A preferred stock or Series B preferred stock will have limited voting rights (see “How the Reclassification Works” above and “Terms of the Series A Preferred Stock and Series B Preferred Stock to be Issued in the Reclassification” below for a complete description), there is likely to be limited trading activity for the sale of such stock, these shareholders will receive less financial and other information from the Company when SEC-mandated disclosure requirements are no longer applicable (and the Company will no longer be obligated to disclose information on or before the dates required by the SEC for Companies of our size).

•	If the reclassification is approved by our shareholders, we do not anticipate that the increase in the beneficial ownership of common stock by our directors and executive officers as a group following the approval will have a measurable effect or change on the operations or governance of our Company or our unaffiliated shareholders.

See “SPECIAL FACTORS—Effects of the Reclassification; Plans or Proposals after the Reclassification” beginning on page 33.
Effect of Reclassification on Shareholders Who Own Shares in “Street Name;” After the Reclassification Transaction, these Shareholders May Own the Same Number of Shares Regardless of How Many Shares They Own
          We will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be reclassified into shares of Series A preferred stock or Series B preferred stock. It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the reclassification described in this proxy statement. Shareholders who have transferred their shares of First Community stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of First Community stock that its clients have deposited with it through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder of 1,500 or more shares, then the stock registered in that nominee’s name will be completely unaffected by the reclassification. Because the reclassification only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 1,500 shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our stock as they did at the start of this transaction, even if the number of shares they own is less than 1,500.
          If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the reclassification to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the reclassification, you may have no way of knowing whether you will be receiving shares of common stock, Series A preferred stock or Series B preferred stock in the transaction until it is completed. However, because we are aware that three out of fifteen brokerage firms or other nominees will fewer than 1,500 shares in any one account, we think it is likely that most “street name” holders will continue to remain common stock shareholders.
          Record shareholders will be permitted to transfer their shares to a broker to be held in “street name” prior to the reclassification up through                     , 2006.
See “SPECIAL FACTORS- Record and Beneficial Ownership of Common Stock” beginning on page 36.
Interests of Directors and Executive Officers in the Reclassification; Conflicts of Interest
(See also page 36.)
          We expect that all of our directors and executive officers will own more than 1,500 shares of common stock at the effective time of the reclassification, and will therefore continue as holders of common stock if the reclassification is approved. In addition, because there will be fewer outstanding shares of common stock, these directors and executive officers will own a larger relative percentage of the common stock on a post-transaction basis, which will continue to have voting rights as compared to the shares of preferred stock which will have limited voting rights. As of August 31, 2006, our directors and executive officers collectively and beneficially held 684,236 shares or 35.66% of our common stock, and, if the reclassification is approved, will beneficially hold as a group, 41.18% of our common stock (based on the same number of outstanding shares). See “SPECIAL FACTORS-Interests of Directors and Executive Officers in the Reclassification; Conflicts of Interest” beginning on page 36.
Advantages and Disadvantages of Being a Private Company
(See also page 17.)
          We believe the advantages of the reclassification and becoming a private company include a reduction of future compliance costs and management time spent on increasingly stringent reporting requirements under federal securities laws. At the same time, the reclassification will have certain disadvantages. The Company will no longer be required to file annual and quarterly public reports of its financial condition and other aspects of its business with the SEC after the reclassification, although we plan to furnish each shareholder a copy of our annual audited financial statements. Quarterly financial reports filed with the Federal Deposit Insurance Corporation by our bank subsidiary, First Community Bank, are publicly available at www.fdic.gov.
          There will be certain differences between the information provided to shareholders required by the SEC and that mandated by banking regulators. SEC requirements include disclosures containing detailed compensation information regarding the highest level executives, disclosures regarding related party transactions that might pose a conflict of interest, and information regarding stock ownership by insiders and principal shareholders, which is not likely to be included in the information contained in our annual and quarter financial statements that the company will furnish or make publicly available after the termination of registration of our common stock with the

SEC. Other disadvantages include the fact that our unaffiliated shareholders will no longer be afforded protections under federal securities laws with respect to false or misleading statements in our reports. In addition, various substantive requirements that the federal securities laws impose on our directors and executive officers, such as short swing trading in our stock and reporting obligations, will no longer be applicable, and various substantive requirements that the federal securities laws impose on public companies, including the Sarbanes Oxley Act, will no longer be applicable. See “SPECIAL FACTORS—Background of the reclassification” beginning on page 17.
Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation
(See also page 21.)
Our reasons for the reclassification include the following:

•	We estimate that we will either save or redeploy for other uses future costs of approximately $246,500 annually by eliminating the requirement to make periodic reports to the SEC and reducing the expenses of shareholder communications; in addition to these annual costs, we estimate saving approximately $195,000 of one-time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002. And, although the one-time estimated total fees and expenses relating to the reclassification are approximately $175,000 (which we intend to pay from the working capital of the Company or, if necessary, from amounts paid to the Company by dividends paid to us by our subsidiary bank), we believe that this one-time cost is offset by the annual savings described above;

•	Given the low trading volume in our common stock and that our earnings are sufficient to support growth, thereby eliminating any need to raise capital in the public market, there is little justification for remaining a reporting company;

•	Operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate; management will have increased flexibility to consider and initiate actions that may produce future benefits and growth; and

•	The reclassification proposal allows us to retain capital of the company.

          We considered that some of our shareholders may prefer to continue as holders of common stock of First Community as an SEC-reporting company, which is a factor weighing against the reclassification. However, we believe that the disadvantages of continuing our reporting obligations with the SEC outweigh any advantages associated with doing so.
          Our board of directors considered the following positive factors in determining the fairness of the transaction:

•	beneficial owners who hold their shares in “street name,” who would receive shares of preferred stock if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they receive shares of preferred stock. Similarly, shareholders who hold shares in their own name and own fewer than 1,500 shares can transfer their shares into street name if they do not wish to receive preferred stock and will be permitted to make this transfer up through the effective date of the reclassification transaction following shareholder approval;

•	shareholders who receive Series A preferred stock or Series B preferred stock would continue to have an equity interest in First Community;

•	although shareholders will be required to surrender their shares of common stock involuntarily as part of the reclassification of the shares to Series A preferred stock or Series B preferred stock, our board believes that shareholders retain an ability to participate in any future growth and earnings of the company – specifically their stock will convert into the same number of shares of common stock upon a change in control. In addition, such shareholders have the opportunity to liquidate their shares of common stock through the exercise of dissenters’ rights;

•	the holders of Series A preferred stock and Series B preferred stock would each have a preference to the holders of common stock in the payment of any dividends by the company;

•	no brokerage or other transaction costs are to be incurred by them in connection with the reclassification of their common stock into either Series A preferred stock or Series B preferred stock;

•	shareholders will have the opportunity to determine whether or not they will own common stock, or shares of Series A preferred stock or Series B preferred stock after the reclassification by acquiring sufficient shares so that they hold at least 1,500 shares of common stock immediately prior to the reclassification or selling sufficient shares so that they hold between 300 and 1,499 shares or less than 300 shares of common stock immediately prior to the reclassification, so long as they act sufficiently in advance of the reclassification so that the sale or purchase is reflected in our shareholder records by the close of business on the effective date of the reclassification. While the Company and its board of directors are aware that there is a limited market for its common stock, the Company has engaged an investment banking firm to make a market in the common stock and to help create an orderly and potentially more active trading market, although the Company cannot predict with certainty how the market trading activity will be affected by the engagement of the investment banking firm;

•	the Company declared a dividend of $0.28 per common share in 2005 and $0.28 per common share in 2004. The Company’s payment of dividends, if paid, is subject to determination and declaration by the Company’s board of directors, which consider the financial condition of the Company and its bank subsidiary, results of operations, tax consequences, industry standards, economic conditions, and other relevant factors. (See also “MARKET PRICE OF FIRST COMMUNITY COMMON STOCK AND DIVIDEND INFORMATION—Dividends,” as well as the Company’s disclosure in Item 5 of its Annual Report on Form 10-KSB for the fiscal year ending 2005 for additional information regarding the Company’s dividends.); and

•	as was the case in 2005, at least 550 shareholders did not vote in person or by proxy at the Company’s 2006 annual meeting, and of that same group, 450 shareholders (approximately 82% of the non-voting group) hold 1,500 shares or less.
          Our board of directors considered the following negative factors in determining the fairness of the transaction:

•	shareholders will have reduced access to our financial information when we are no longer an SEC-reporting company, although we will provide shareholders with annual reports (but with less detail than currently required by federal securities laws); and periodic information regarding Company operations will be accessible to the public through press releases and our website, although we will no longer provide periodic reports on Form 8-K that are now required by the federal securities laws;

•	the fact that shareholders will lose certain protections currently provided under the Securities Exchange Act, such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Securities Exchange Act; and

•	the time, distraction to our management team, and cost to complete the transaction, and the potential short-term effect these items would have on the financial results of the Company.
See “SPECIAL FACTORS-Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation” beginning on page 21.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE PROPOSED CHARTER AMENDMENT AND RECLASSIFICATION
Background of the Reclassification
(See also page 17.)
          For a description of the events leading to the approval of the reclassification by our board of directors and the reasons for its approval, you should refer to “Special Factors—Background of the Reclassification,” “Special Factors–Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation” and “Special Factors–Purpose and Structure of the Reclassification” on pages ___through ___. As we explain more fully in these sections, our board considered and rejected various alternative methods of effecting a transaction that would enable us to become a non–SEC reporting company.
Terms of the Series A Preferred Stock and Series B Preferred Stock to be Issued in the Reclassification and Comparison with Common Stock
(See also page 28.)
          As of the date of this proxy statement, the only shares we had outstanding were shares of common stock, and no shares of preferred stock. The reclassification will create two new series of preferred stock, designated as Series A Preferred Stock and Series B Preferred Stock.
          The charter of First Community, after the adoption of the proposed amendment, will authorize the issuance of up to 400,000 shares of Series A Preferred Stock, which we refer to as Series A preferred stock in this proxy statement, and will also authorize the issuance of up to 200,000 shares of Series B Preferred Stock, which we refer to as Series B preferred stock herein.
          The terms of the each series of preferred stock compared to each other and to the shares of common stock of First Community are as follows:

Dividend Rights

Series A Preferred Stock	First Community will not be permitted to pay any cash dividends on common stock unless a dividend of 105% of the per share dividend paid on the common stock is paid on each share of Series A preferred stock.

Series B Preferred Stock	First Community will not be permitted to pay any cash dividends on common stock unless a dividend of 110% of the per share dividend paid on the common stock is paid on each share of the Series B preferred stock. A non-cumulative dividend of not less than $0.10 per share will be paid annually on the Series B preferred stock.

Common Stock	Holders of common stock are entitled to receive dividends, when and if declared and paid by First Community; provided that following the reclassification, First Community will not be permitted to pay any cash dividends on common stock unless the dividends described above are paid on each series of preferred stock.

Term

Series A Preferred Stock	The Series A preferred stock is referred to as perpetual preferred stock. Under the banking laws, this is defined as preferred stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

Series B Preferred Stock	The Series B preferred stock is also perpetual stock.

Common Stock	Common stock is also perpetual stock.

Voting Rights

Series A Preferred Stock	Except as expressly required by applicable law, the holders are not entitled to vote on any matter. However, the holders are entitled to vote together with the holders of Common Stock upon any transaction which would constitute a change of control of the Company which is required by law to be submitted to shareholders for approval, or which is submitted to the shareholders for approval by the board of directors of the Corporation, even though such approval is not otherwise required. In the event the holders are entitled to vote for a change of control (as defined in the Company’s charter), the holders shall have the right to vote that number of shares of Common Stock into which their shares of Series A Preferred Stock would be converted upon the consummation of the change of control. Holders will not be entitled to vote on other matters, including the election of directors.

Series B Preferred Stock	Except as expressly required by applicable law, the holders are not entitled to vote on any matter. However, the holders shall be entitled to vote together with the holders of Common Stock upon any transaction which is required by law to be submitted to the holders for approval. In the event the holders are entitled to vote, such holders shall have the right to vote that number of shares of Common Stock into which their shares of Series B Preferred Stock would be converted upon the consummation of the transaction being voted on. Holders will not be entitled to vote on other matters, including the election directors.

Common Stock	Holders of common stock are entitled to unlimited voting rights.

Conversion Rights

Series A Preferred Stock	The shares of Series A preferred stock automatically convert to shares of common stock upon a change in control of First Community with each share of Series A preferred stock convertible into one share of common stock.

Series B Preferred Stock	Same as Series A

Common Stock	Shares of common stock are not convertible to any other security.

Liquidation Rights

Series A Preferred Stock	Holders of Series A preferred stock are entitled to a preference in the distribution of assets of First Community in the event of any liquidation, dissolution or winding-up of First Community, whether voluntary or involuntary, equal to the book value of the common stock at the end of the calendar quarter preceding the record date of the transaction, but in no event less than the amount per share to be received by the holders of common stock. In the occurrence of any such event, if the assets of First Community are insufficient to permit the payment to such holders of the full book value of the common stock, then the entire assets and funds of First Community legally available for distribution will be distributed among the holders of Series A preferred stock pro rata according to the number of shares of Series A preferred stock held by each. For purposes of liquidation rights, the Series A preferred stock and Series B preferred stock will be considered as being on parity with each other.

Series B Preferred Stock	Same as Series A

Common Stock	Holders of common stock are entitled to receive a distribution of the assets of First Community in the event of any liquidation, dissolution or winding-up of First Community; provided that after the reclassification, such distribution will be made after the required distribution has been paid to holders of Series A preferred stock and Series B preferred stock.

Preemptive Rights

Series A Preferred Stock	Holders of Series A preferred stock will have preemptive rights to purchase their respective pro-rata number of any additional shares issued in the future which shares are superior to or on parity with the Series A preferred stock.

Series B Preferred Stock	Holders of Series B preferred stock do not have any preemptive rights to purchase any additional shares of preferred stock or shares of any other class of capital stock of the surviving corporation that may be issued in the future.

Common Stock	Holders of common stock do not have any preemptive rights to purchase any additional shares of preferred stock or shares of any other class of capital stock of the surviving corporation that may be issued in the future.

          The Series A Preferred Stock and the Series B Preferred Stock have the following differences:
•	Holders of Series B preferred stock must be paid a dividend each time a cash dividend is paid on common stock equal to 110% of the per share common stock dividend, and holders of Series A preferred stock must also be paid a dividend each time a cash dividend is paid on common stock, but the amount is 105% of the per share common stock dividend.

•	Holders of Series B preferred stock are paid a non-cumulative dividend of not less than $0.10 per share per year, and there is no similar requirement of a minimum dividend paid on Series A preferred stock.

•	Except as expressly required by applicable law, the holders of Series A Preferred Stock are not entitled to vote on any matter. However, the holders of Series A Preferred Stock are entitled to vote together with the holders of Common Stock upon any transaction which would constitute a change of control of the Company which is required by law to be submitted to shareholders for approval, or which is submitted to the shareholders for approval by the board of directors of the Corporation, even though such approval is not otherwise required. In the event the holders of Series A Preferred Stock are entitled to vote for a change of control (as defined in the Company’s charter), the Series A holders shall have the right to vote that number of shares of Common Stock into which their shares of Series A Preferred Stock would be converted upon the consummation of the change of control.

•	Except as expressly required by applicable law, the holders of Series B Preferred Stock are not entitled to vote on any matter. However, the holders of Series B Preferred Stock shall be entitled to vote together with the holders of Common Stock upon any transaction which is required by law to be submitted to shareholders for approval. In the event the holders of Series B Preferred Stock are entitled to vote, such holders shall have the right to vote that number of shares of Common Stock into which their shares of Series B Preferred Stock would be converted upon the consummation of the transaction being voted on.

•	Holders of Series A preferred stock have preemptive rights under which each holder will have the right to purchase a pro-rata amount of any additional stock sold by First Community in the future, if the additional stock is superior to or on parity with the Series A Preferred Stock; and holders of Series B preferred stock have no preemptive rights.
See “DESCRIPTION OF CAPITAL STOCK-Series A Preferred Stock and Series B Preferred Stock to be Issued in reclassification” beginning on page 42.
Series A Preferred Stock and Series B Preferred Stock Issued in Reliance on SEC Exemption
(See also page 42.)
          We are issuing the shares of Series A and Series B preferred stock without registration under the Securities Act of 1933 in reliance on an exemption under that Act for the exchange by a company of any security exclusively with its existing shareholders, where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. We believe that an exemption is available to the reclassification because we are only issuing the preferred stock to our holders of common stock and to no other persons or entities. Further, we are not paying any commission or other remuneration for soliciting the approval of the reclassification.
          See “DESCRIPTION OF CAPITAL STOCK-Series A Preferred Stock and Series B Preferred Stock to be Issued in reclassification” beginning on page 42.
Financing of the Reclassification
(See also page 41.)
          Assuming there are no dissenting shareholders, the reclassification will not require the company to pay any cash payments to shareholders. If all shareholders who would receive the preferred stock as a result of the reclassification elect to exercise their right to dissent and to be paid cash, we would most likely decide not to proceed with the reclassification due to the fact that the aggregate cash payment will decrease our capital to levels which would most likely be considered inadequate by the banking regulators.
          We estimate that the total fees and expenses relating to the reclassification will be approximately

$175,000. We intend to pay these transaction costs from the working capital of the Company or, if necessary, from amounts paid to the Company by dividends paid to us by our subsidiary bank. The Company’s only material source of revenue is from dividends paid from its subsidiary bank from time to time as needed to maintain adequate liquidity at the holding company level. The subsidiary bank may pay dividends to us, and it may continue to do so as long as it has adequate earnings and is under no regulatory restrictions. Regulatory approval is not required for the payment of a dividend sufficient to fund the fees and expenses which we may incur.
See “SPECIAL FACTORS-Financing of the Reclassification; Fees and Expenses” beginning on page 41.
Material Federal Income Tax Consequences of the reclassification
(See also page 36.)
          We believe that the reclassification, if approved and completed, will have the following federal income tax consequences:
•	the reclassification should result in no material federal income tax consequences to us;

•	those shareholders receiving preferred stock for their shares of common stock will not recognize any gain or loss in the reclassification, their basis in the preferred stock will equal the basis in their shares of common stock, and their holding period for shares of preferred stock will include the holding period during which their shares of common stock were held;

•	upon conversion of the preferred stock into common stock in the event of a change in control, a subsequent sale of the common stock will result in a capital gain or loss (i.e., gross proceeds less the cost basis of the stock sold);

•	where preferred stock is received for common stock in a tax-free reorganization, the proceeds from a subsequent sale of this preferred stock will be treated as ordinary income (dividend income) to the extent that the fair market value of the stock sold, on the date distributed to the shareholder, would have been a dividend to such shareholder had the company distributed cash in lieu of stock. Any excess of the amount received over the amount treated as ordinary income plus the cost basis of the stock will be treated as a capital gain. No loss will be recognized. Under current tax law, the above dividend income will be taxed at the same rates that apply to net capital gains (i.e., 5% and 15%). The current tax law provision in which dividends are taxed at net capital gain rates will not apply for tax years beginning after December 31, 2008. Unless any intervening tax legislation is enacted, ordinary income tax rates will be applicable for dividend income beginning January 1, 2009;

•	those shareholders receiving cash as a result of exercising dissenters’ rights in the reclassification and who do not continue to hold shares of our common stock immediately after the reclassification, will be treated as having had their shares redeemed by us which will be a taxable transaction for federal income tax purposes. The redemption of stock, depending on your situation, will be taxed as either a sale or exchange of the redeemed shares, in which case the shareholder will recognize gain or loss equal to the difference between the cash payment and the tax basis in the redeemed shares; or a cash distribution which is treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the reclassification exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares; and

•	those shareholders continuing to hold common stock will not recognize any gain or loss or dividend income in connection with the transaction.
See “SPECIAL FACTORS-Material Federal Income Tax Consequences of the Reclassification” beginning on page 36.

Because determining the tax consequences of the reclassification can be complicated, you should consult your own tax advisor to fully understand how the proposed reclassification will affect you.
Dissenters’ Rights
(See also page 36.)
          Under Tennessee law, all First Community shareholders who comply with the procedures set forth in statutes relating to dissenters’ rights are entitled to receive in cash the fair value of his or her shares of common stock. A shareholder must comply strictly with the procedures set forth in Tennessee law relating to dissenters’ rights which are set forth in Appendix B. Failure to follow any such procedures will result in a termination or waiver of his or her dissenters’ rights.
          In order to exercise dissenters’ rights, the shareholder must deliver to First Community, before the special meeting at which the vote is taken, a written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated. In addition, the shareholder must not vote in favor of the proposed action.
          If the proposed action creating dissenters’ rights is approved by the shareholders, First Community will deliver a notice to all dissenting shareholders no later than ten (10) days after the vote. The notice will contain certain instructions and deadlines, along with a form for demanding payment.
          Upon receipt of the notice, the dissenting shareholder must demand payment and deposit the shareholders’ certificates in accordance with the terms of the notice. If the shareholder does not strictly comply with the terms of the notice, the shareholder will not be entitled to payment for the shareholders’ shares. Thereafter, First Community will pay the dissenter the amount which First Community estimates to be the fair value of each of the dissenters’ shares, plus accrued interest, and will also provide certain financial information, and a statement of the dissenters’ right to demand payment if dissatisfied with First Community’s estimate of fair value.
          If the dissenter is dissatisfied with First Community’s estimate of fair value and the amount of interest due, the dissenter may demand payment of the dissenters’ estimate of fair value and interest due. If this demand remains unsettled, First Community must commence a proceeding in court within two (2) months asking the court to determine the fair value.
          See “SPECIAL FACTORS-Dissenters’ Rights” beginning on page 36.
Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting
(See also page 44.)
          Our board of directors is asking for your proxy for use at a special meeting of shareholders to be held on                     ,                     , 2006, at 9:00 a.m. local time at the offices of Bone McAllester Norton PLLC, 1600 Nashville City Center, 511 Union Center, Nashville, Tennessee 37219, and at any adjournments or postponements of that meeting. At the special meeting, shareholders will be asked:
•	To consider and vote upon an amendment to the charter of First Community Corporation which will authorize the issuance of shares of Series A Preferred Stock and Series B Preferred Stock.

•	To consider and vote upon a proposal to reclassify the stock ownership of First Community Corporation whereby owners of 1,500 or more shares of First Community Corporation would continue to own the same number of shares of common stock, owners of 300 to 1,499 shares of Common Stock of First Community Corporation would have their shares reclassified into the same number of shares of Series A Preferred Stock, and owners of fewer than 300 shares of Common Stock of First Community Corporation would have their shares reclassified into the same number of shares of Series A Preferred Stock.

•	To consider and vote upon a proposal to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.
See “ABOUT THE SPECIAL MEETING-Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting” beginning on page 44.
Record Date
(See also page 44.)
          You may vote at the special meeting if you owned First Community common stock at the close of business as of                     , 2006, which has been set as the record date. At the close of business on the record date, there were 1,918,667 shares of our common stock outstanding held by approximately 848 record shareholders. You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date. See “ABOUT THE SPECIAL MEETING-Record Date” beginning on page 44.
Vote Required for Approval
(See also page 45.)
          Approval of the charter amendment and the reclassification requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock entitled to vote at the special meeting, or 959,335 of the 1,918,667 outstanding shares. Because our executive officers and directors have the power to vote a total of 684,236 shares, and because we believe that all of them will vote in favor of the transaction, this means a total of 275,099 shares held by shareholders who are not executive officers or directors of the company will be required to vote in favor of the transaction for it to be approved. Because our executive officers and directors own 35.66% of the voting power of our outstanding common stock, there is no assurance that the reclassification will be approved.
          Abstentions and broker non-votes will have the effect of a vote “AGAINST” the reclassification. Approval of the reclassification does not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.
          You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. You can revoke your proxy at any time before we take a vote at the meeting by submitting either a written notice revoking the proxy or a later-dated proxy to our secretary. You may also revoke your proxy by attending the meeting and voting in person.
See “ABOUT THE SPECIAL MEETING—Quorum; Vote Required for Approval on page 45.”
About First Community Corporation
(See also page 46.)
          First Community Corporation is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended. Our business address is 809 West Main Street, Rogersville, Tennessee 37857, and our telephone number is (423) 272-5800. We own 100% of our subsidiary bank, First Community Bank of East Tennessee, a Tennessee banking corporation.

QUESTIONS AND ANSWERS ABOUT THE RECLASSIFICATION
Q. When is the reclassification expected to be completed?
A. If the proposed charter amendment and reclassification are approved at the special meeting, we expect the reclassification to be completed as soon as practical following the special meeting.
Q. May I buy additional shares in order to remain a holder of common stock of First Community?
A. Yes. The key date for acquiring additional shares from another shareholder is                     ,                     , 2006. So long as you are able to acquire a sufficient number of shares from another shareholder so that you are the record owner of 1,500 or more shares by                     ,                     , 2006, you will retain your shares of common stock and will not receive preferred stock in the reclassification.
Q. What if I hold my shares in “street name”?
A. The reclassification will be effected at the record shareholder level. This means that we will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be reclassified into preferred stock. So for shares held in “street name,” because we believe that most brokerage firms hold 1,500 or more total shares, it is likely that you will not be receiving preferred stock, even if fewer than 1,500 shares are held on your behalf. If you hold shares in “street name,” you should talk to your broker, nominee or agent to determine how the reclassification will affect you. Also, you may consolidate your accounts into one record name if you desire to remain a holder of common stock and hold in excess of 1,500 shares beneficially. If you desire to take this action, you must do so by                                         , 2006. (For additional information about the meaning of the term “street name,” see “Special Factors—Overview of the Reclassification.”)
Q. What if the proposed reclassification is not completed?
A. It is possible that the proposed reclassification will not be completed. The proposed reclassification will not be completed if, for example, the holders of a majority of our common stock do not vote to approve the proposed charter amendment, or if more shareholders than expected exercise dissenters’ rights. If the reclassification is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.
Q. What happens if I do not return my proxy card?
A. Because the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to approve the charter amendment, unless you vote in person, a failure to return your proxy card will have the same effect as voting against the reclassification proposal.
Q. What do I need to do now?
A. After carefully reading and considering the information contained in this proxy statement, please vote your shares of common stock as soon as possible. You may vote your shares by returning the enclosed proxy or by voting in person at the special meeting of shareholders. This proxy statement includes detailed information on how to cast your vote. Your board of directors recommends that you vote “FOR” the proposed reclassification. You may also exercise dissenters’ rights with regard to this shareholder vote, which would result in you being paid cash equal to the fair value of your shares. If you choose to exercise these dissenters’ rights, you must strictly comply with the requirements of the applicable law, including a requirement that you must deliver to First Community, before the special meeting at which the vote is taken, a written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated, and you must not vote in favor of the proposed action. More detailed information about dissenters’ rights is contained herein under “SPECIAL FACTORS-Dissenter’s Rights” and Appendix B.

Q. If my shares are held for me by my broker, will my broker vote those shares for me?
A. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.
Q: May I transfer my shares that are currently held in my name to a broker who will hold them in “street name” until the reclassification is completed?
A: You may transfer your shares into “street name” up through                     , 2006. So long as the brokerage firm or other nominee holds more than 1,500 shares in total in street name, you will continue to own your shares and they will be unaffected by the reclassification.
Q: Will I have dissenter’s rights in this reclassification transaction?
A: Yes. Exercising your dissenters’ rights will result in a payment of cash equal to the fair value of your shares, rather than you remaining a holder of common stock or having your shares reclassified as Series A preferred stock or Series B preferred stock as a result of the proposed reclassification. We have not established a fair value of the shares, and if a large number of shareholders dissent from the proposed transaction, we may decide to abandon this transaction because of the impact the aggregate cash payments would have on the capital requirements mandated by the governmental authorities who regulate us. In order to exercise dissenters’ rights, you must comply strictly with the requirements of Tennessee law. Please see “Special Factors—Dissenters Rights” and Appendix B for a discussion of dissenters’ rights relating to the proposed reclassification transaction.
Q. Can I change my vote after I have mailed my proxy card?
A. Yes. You can change your vote at any time before your proxy is voted at the special meeting by following the procedures outlined in this proxy statement.
Q. Do I need to attend the special meeting in person?
A. No. You do not have to attend the special meeting to vote your First Community shares.
Q. Should I send in my stock certificates now?
A. No. If you own in record name fewer than 1,500 shares of common stock of record after the reclassification is completed, we will send you written instructions for exchanging your stock certificates for shares of Series A preferred stock or Series B preferred stock. If you own in record name 1,500 or more shares of our common stock, you will continue to hold the same shares after the reclassification as you did before and you thus do not need to send in your stock certificate or take any other action after the transaction.
Q. Where can I find more information about First Community?
A. We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see “Other Matters—Where You Can Find More Information.”
Q. Who can help answer my questions?
A. If you have questions about the reclassification after reading this proxy statement or need assistance in voting your shares, you should contact Mark A. Gamble, the Company’s President at (423) 272-5800.

SPECIAL FACTORS
Overview of the Reclassification; Purpose and Structure of the Reclassification
          This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of First Community Corporation, a Tennessee corporation, and is to be used at a special meeting at which our shareholders will be asked to consider and vote upon a proposal to approve the reclassification of the shares of First Community. The purposes of the reclassification are to:
•	consolidate ownership of our common stock to fewer than 300 record shareholders of common stock, which will discontinue our SEC reporting requirements and thereby achieve significant cost savings;

•	allow our shareholders to retain an equity interest in the company;

•	allow our management to refocus time spent on SEC-reporting obligations and shareholder administrative duties to our business; and

•	preserve as much of our existing capital as possible.
          If the reclassification is approved, we will be able to discontinue our SEC reporting requirements and allow our management to refocus time spent on complying with SEC-reporting obligations on operational and business goals. In addition, we would not be required to comply with Section 404 of the Sarbanes-Oxley Act, which would require that we document, test and assess our internal control structure and that our external auditors report on management’s assessment of our internal control structure. Such compliance would increase our external audit fees and legal fees and other expenses associated with such compliance.
          If the reclassification is approved as described below, record holders of from 300 to 1,499 shares of our common stock prior to the reclassification will no longer hold shares of common stock but, rather, will hold an equal number of shares of Series A preferred stock. Record shareholders holding fewer than 300 shares of our common stock will no longer hold these shares but, rather, will hold an equal number of shares of Series B Preferred Stock. Record shareholders holding 1,500 or more shares of common stock before the reclassification will continue to hold the same number of shares of common stock following the transaction. We intend, immediately following the reclassification, to terminate the registration of our shares under the Securities Act of 1933, as amended, and our registration and further reporting under the Securities Exchange Act of 1934, as amended.
          The purpose of the reclassification transaction is to reduce the number of our record shareholders of our common stock to fewer than 300 and to have under 500 record shareholders of each of our Series A and Series B preferred stock, which will allow us to de-register as an SEC-reporting company. We were required to create two series of preferred stock in order to accomplish our objective of de-registration while ensuring all of our current shareholders would own an equity interest in our Company following the reclassification. Our board selected the “cutoff’ levels so that after the reclassification transaction, if approved, we will have fewer than 300 record shareholders of our common stock and have fewer than 500 record shareholders of each of our Series A and Series B preferred stock. The board’s objective was to maintain a balance between the number of shareholders in each class of securities that would allow each class of securities to increase from time to time without causing the Company to become subject again to the reporting requirements of the Securities Exchange Act of 1934.
          If approved by our shareholders at the special meeting and implemented by our board of directors, the reclassification will generally affect our shareholders as follows:

SHAREHOLDER POSITION PRIOR TO	EFFECT OF
RECLASSIFICATION	RECLASSIFICATION
Shareholders holding in record name 1,500 or more shares of common stock	Shares will be retained

Shareholders holding in record name from 300 to 1,499 shares of common stock	Shares will be reclassified into an equal number of shares of Series A preferred stock

Shareholders holding in record name fewer than 300 shares of common stock	Shares will be reclassified into an equal number of shares of Series B preferred stock

Shareholders holding common stock in “street name” through a nominee (such as a bank or broker)	The reclassification will be completed at the record shareholder level. Regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in “street name”(1) will be subject to the reclassification, and the beneficial holders who hold their shares in “street name” will receive preferred stock after the reclassification is completed equal to the same number of shares of common stock held before the reclassification if the broker or other fiduciary held fewer than 1,500 shares before the reclassification. Any shareholder whose shares are held by a broker in “street name” will hold the same shares after the reclassification as he or she did before the reclassification (if the broker currently holds 1,500 or more shares in total).

(1)	Securities registered in the name of a broker or the broker’s nominee, instead of broker’s client, are commonly said to be held as “street name” securities. The general understanding in the securities industry is that shares are held in “street name” because transferring “street name” securities is easier for broker. “Street name” securities are held in a broker’s custody and are not registered in the customer’s name. When transactions are initiated and completed by the broker on behalf of the broker’s client, the transactions are usually electronic, and there are no stock certificates to be physically transferred.
     The effects of the reclassification on each group of unaffiliated shareholders are described more fully below under “–Effects of the Reclassification; Plans or Proposals after the Reclassification.”
Background of the Reclassification
          The concept of a going private transaction was initiated by our chief executive officer, Mark Gamble, following discussions with the our board of directors. Those discussions focused on the estimated cost of compliance with the Sarbanes-Oxley Act of 2002. Subsequent discussions concerning the benefits to us of a going private transaction were held with our external auditor (Pugh & Company) and outside counsel, as well as with the president of a bank in a market near our own, which bank had initiated a going private transaction earlier in 2005.
          In May and June 2005, Mr. Gamble initiated telephone discussions with representatives of the Bank’s external auditor. Pugh & Company supported without reservation the Board’s consideration of a “going private” transaction. In the same period (May-June), Mr. Gamble met with our attorneys concerning the proposed transaction. In May 2005, members of our board discussed with counsel the alternatives for pursuing a possible going private transaction. Counsel advised that there might be a transaction that the Company could pursue which would involve going private, and at the same time allowing some of our shareholders to retain an equity interest in the Company.
          On June 11, 2005, our board met to discuss the alternatives for pursuing a going private transaction. The alternatives considered included a tender offer, stock repurchases on the open market, a reverse stock split, whereby shareholders owning less than a certain number of shares would be “cashed-out” of the company, the issuance of preferred stock to holders of a smaller number of shares of common stock, and other methods of reducing the number of outstanding shares of our common stock, as well as continuing operations as a public company. The board expressed that it would like to pursue a transaction whereby some shareholders would retain an equity interest in the Company and at the same time the Company’s reporting obligations with the SEC would terminate.
          The transaction involved the conversion of some of its shares of common stock to preferred stock. Mr. Gamble convened a meeting on June 11, 2005 to allow legal counsel the opportunity to present an overview of our registration with the SEC as well as the costs, benefits, risks and estimated timetable of the transaction. Counsel also offered an analysis of other alternatives to achieve the transaction as follows:
a.	1000-for-1 Reverse stock split (funded with a combination of cash, holding company debt or trust preferred securities). This option would involve the retirement of 185,625 shares representing the ownership of 532 shareholders. All stockholders owning less than 1,000 shares would be eliminated. At a projected cost of $20/share, this alternative would potentially reduce bank capital by as much as $3,712,500. This alternative was dismissed due to the significant reduction of bank capital or the significant amount of debt that would be required. The board deemed preservation of capital paramount in the strategic growth objectives of the bank.

b.	1000-for-1 Reverse stock split (for cash). This option would involve a cash payment for some 532 shareholders who then owned 185,625 shares that would own fractional shares as a result of the proposed transaction. In this alternative, the bank’s capital position would be preserved by virtue of the board of directors personally buying out the 532 shareholders at a cash outlay of up to an estimated amount of $3,712,500. All stockholders owning less than 1,000 shares would be eliminated. This alternative was dismissed due to the significant nature of the cash outlay required.

c.	1000-for-1 Reverse stock split with fractional shareholders converted to new class of stock (Preferred); Shareholders owning 150 or less shares receive cash. This option would have created two classes of stock. The common stockholder class would contain 276 shareholders that own 90.3% of total stock outstanding. The second class would contain 356 fractional shareholders owning greater than 150 shares but less than 1,000 shares. 176 shareholders that own 150 shares or less would receive cash. This option would have allowed the common stockholders whose shares are reclassified into preferred stock to retain an ownership interest in the company and receive a premium dividend that is higher than the dividend paid to the common stockholders. Recognizing the limited market for the bank’s stock and the necessity of preserving capital, the board of directors tentatively agreed to (personally) cash-out 176 shareholders that own 150 or less shares (an aggregate of 21,025 shares). At $20/share, the cost to the Board was expected to have been $420,500. In this option, the redistribution of this stock to the Board results in no change to Bank capital.
          The directors decided to cash-out the shareholders owning 150 or less shares following their analysis of the census of stockholders. The going private transaction would require that the remaining group of common shareholders consist of less than 300 and that any newly created class of stockholders consist of less than 500. The group of stockholders owning 1,000 shares or greater consists of approximately 276 stockholders that own 90.3% of total stock outstanding. The group of shareholders owning less than 1,000 shares is comprised of approximately 532 individuals that own 9.7% of total stock outstanding. Of that group, 176 shareholders own 150 shares or less. Cashing out the group of 176 shareholders would leave approximately 356 preferred shareholders. The Board expressed an interest in eliminating the 176 shareholders in a cash transaction at a cost to them of $420,500 ($20 per share). The board’s decision to convert the remaining 356 shareholders to preferred stock was influenced by the prohibitive economics of cashing out their interests and the punitive impact to the Bank’s capital position to retire the stock.
          At a regular meeting of the board of directors held on August 17, 2005, the board again reviewed our strategic alternatives, including the potential advantages and disadvantages of a going private transaction and continuing operations as an SEC-reporting company. In reviewing again the structure of the transaction, the board focused on the number of stock ownership that would result in the reduction in the holders of common stock to less than 300. Our board’s determination to evaluate a going private transaction was based, among other things, on:
•	the administrative burden and expense of making our periodic filings with the SEC;

•	the increased flexibility, as a non-SEC reporting company, that management might have to consider and initiate actions that may produce long-term benefits and growth;

•	the administrative burden and expense of maintaining numerous shareholder accounts; the low trading volume of our common stock and the resulting lack of an active market for our shareholders;

•	the desire that a going-private transaction could be structured in a manner that some shareholders would still retain an equity interest in the company; and

•	the estimated expense of a going private transaction.
          The board determined at the meeting on August 17, 2005 that the proposed transaction was substantively and procedurally fair to our unaffiliated shareholders, and specifically with respect to the unaffiliated shareholders receiving preferred stock or a cash payment in the reclassification. Our board of directors concluded that such a transaction was in the best interest of, and fair to, the shareholders. Furthermore, the Board concluded that the risk to the shareholders of the discontinuance of public registration was mitigated by the fact that the Bank would continue to be regulated by the State of Tennessee Department of Financial Institutions, the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta. Control of First Community Corporation for regulatory purposes will remain unchanged after the proposed transaction, although the percentage ownership of our common stock by shareholders who own more than 1,500 shares and who will remain common shareholders will increase somewhat (we expect that current holders of 87% of our common stock will have their ownership increased to 100%).
          A part of this proposed transaction involved the ability of the Company to sell new shares of common stock in an amount sufficient to replace the capital lost to the Company in paying cash to shareholders owning 150 or fewer shares. The board determined that the convenient means of selling new shares was to sell these shares to its directors. By limiting the number of purchasers and limiting the purchasers to insiders, the Company would be able to qualify the sale as exempt from registration under the federal and applicable state securities.
          The Company filed its preliminary proxy statement for comment with the SEC on September 27, 2005, and received a series of comments by letter dated October 31, 2005. The Company revised its proxy statement to address the comments and filed an amended proxy statement with the SEC on March 1, 2006. The SEC submitted to the Company its comments on the amended proxy statement on March 29, 2006, April 7, 2006 and May 2, 2006.
          Upon receiving the SEC’s comments to the amended proxy statement, the board noted that concern had been expressed regarding the sale of shares to members of our board of directors in an amount sufficient to recover the amount of cash proposed to be paid to shareholders owning 150 or fewer shares. The board had considered the issues regarding the conflict of interest inherent in the proposed transaction and whether or not such perceived conflict would interfere with the ability of the board to exercise sound business judgment in approving the proposed going private transaction. Even though the board believed that the conflict did not present a problem with its decision-making abilities, it reconsidered that position in light of SEC concerns and comments, and decided to pursue an alternative structure for the going private transaction.
          Mr. Gamble then contacted the investment bankers at the investment banking firm, Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), located at the firm’s offices in Raleigh, North Carolina, in order to obtain additional professional advice regarding the appropriate capital structure for the going private transaction. Mr. Gamble and Tyler Clinch, First Community’s CFO, met with representatives of Howe Barnes on May 10, 2006, and engaged in a discussion concerning such alternative structures. In these discussions, Howe Barnes presented the alternative of issuing a second class of preferred stock to small shareholders. This structure had the advantage of not reducing the capital position of the Company which would result if First Community cashed out its small shareholders and did not sell additional shares of common stock. The issuance of a second class of preferred stock also would not result in a dilution of the book value of the common stock which would occur if the cash payments to small shareholders exceeded the stock’s book value. Likewise, the structure allowed every current shareholder to retain an equity interest in the Company, which the board preferred to the prior structure, although the present structure was not commonly known to the board, management, and their advisers as an available alternative among community bank holding companies at the time the prior structure was initially adopted.
          Working with the advisers from Howe Barnes, the Company’s management prepared a recommendation for the board of directors for a reclassification transaction that would reduce the number of our record shareholders of our common stock to fewer than 300 and create two new series of preferred stock each to be held by under 500 record shareholders, which would allow us to de-register as an SEC-reporting company. Creating two series of preferred stock would also accomplish our objective of de-registration while ensuring all of our current shareholders would own an equity interest in our Company following a reclassification transaction. Proposed “cutoff’ levels were selected so that after the reclassification transaction, if approved, we would have fewer than 300 record shareholders of our common stock and have fewer than 500 record shareholders of each of our Series A and Series B preferred stock. Company’s management determined that the recommendation to the board allowed the Company’s shareholder count for each class of securities to increase from time to time without causing the Company to become subject again to the reporting requirements of the Securities Exchange Act of 1934.
          Howe Barnes was asked to meet with the board at a special meeting on June 24, 2006. Present at that meeting were eight of nine members of the board of directors of the Company and the chief financial officer, a representative of Howe Barnes and legal counsel to the Company. At that time, Howe Barnes presented a revised structure for the issuance of common stock to shareholders owning 1,500 or more shares, a series of preferred stock designated as Series A to shareholders owning from 300 to 1,499 shares and a series of preferred stock designated as Series B to shareholders owning fewer than 300 shares.
          The board noted that under the structure, the Series A preferred stock would have superior voting rights compared to the Series B preferred stock, because the holders of Series A preferred stock would have the right to vote on certain matters involving the approval of a change of control of First Community or the Bank, which voting rights the holders of Series B preferred stock would not have. In addition, the holders of Series A preferred stock would have preemptive rights with respect to future issuances of capital stock which are superior to or on parity with the Series A preferred stock, while the holders of Series B preferred stock would not have preemptive rights. These inferior rights of Series B preferred stock would, however, be offset by superior dividend rights. The holders of Series B preferred stock would receive a per share dividend equal to at least 110% of any cash dividend paid on common stock, which the holders of Series A preferred stock would only receive a dividend of 105% in the same circumstance. In addition, the Series B preferred stock would have the benefit of a minimum annual non-cumulative dividend of $0.10 per share, which the holders of Series A preferred stock would not have.
          The board also noted that by issuing two series of preferred stock, each to fewer than 500 of First Community’s current shareholders, First Community could avoid the requirement that it register its preferred stock with the SEC. Such a requirement would result in First Community defeating the purpose of completing the reclassification so as to be able to terminate the registration of its common stock with the SEC.
          Howe Barnes also had a short discussion with the board regarding its corporate finance department and how it would be able to assist the Company by providing listing advice and sponsorship and by more efficiently making a market for the Company’s stock as a non-SEC registered company in the event the Company’s shareholders approve the proposed transaction.
          Howe Barnes also recommended that the transaction be accomplished by an amendment to the charter of First Community, which would also accomplish the reclassification of certain shares to Class A preferred stock or Class B preferred stock, and it was noted that because no shareholders were being cashed-out in the transaction, a merger with a new subsidiary of First Community was not required.
          The board concluded that creating two series of preferred stock was preferable to the previous structure because—

•	the Company would be able to fall below the threshold number of 300 common shareholders for deregistration as an SEC reporting company;

•	all current shareholders could retain their equity interest in the Company;

•	the Company could preserve capital;

•	this structure provided flexibility as to the type of consideration received by shareholders, because shareholders have the choice of moving their shares in and out of brokerage accounts (and either be record holders or hold shares in “street” name) prior to the transaction.
          After full discussion and consideration of the revised structure made by Howe Barnes, the board voted unanimously to approve this revised structure upon the recommendation of the Company’s management and to move forward to implement the proposed reclassification.
Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation
          First Community’s Reasons for the Reclassification
          The principal purposes of the reclassification transaction described in this proxy statement are to —
•	Realize the short-term and long-term cost savings described in this document;

•	Avoid the burdens imposed on our Company as a smaller business by the Sarbanes-Oxley Act of 2002, particularly Section 404 which require extensive ongoing testing by us and by outside auditors of our internal controls (in addition to the internal control testing that we already do, and have done since our inception, and will continue to do as a regulated financial institution as described below); and

•	Relieve the ongoing management burdens and attention associated with being a public company.
          The integral component of this transaction is termination of the registration of our common stock under Section 15(d) of the Securities Exchange Act. Although we intend to inform our common and preferred shareholders regarding the Company’s business and financial affairs after the reclassification transaction, we anticipate that deregistration will enable the Company to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Securities Act.
          As of August 31, 2006, there were 1,918,667 shares of our common stock issued and outstanding, held by approximately 848 current record shareholders. There are approximately 203,860 shares held by persons in “street name” through brokers or other intermediaries. Approximately 87% of the outstanding shares as of that date were held by shareholders holding 1500 or more shares. As a result, there is a limited market for the Company’s shares, and the board of directors believes there is little likelihood that a more active market will develop. In light of the limited trading market for our common stock, we believe the termination of our status as an SEC-registered company will not have a significant impact on any future efforts by the Company to raise additional capital or to acquire other business entities. Moreover, we believe that our limited trading market and the resulting inability of our shareholders to avail themselves of an efficient trading market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.
          We have not been able to effectively take advantage of the benefits of being a public company. Reflective of many community banks, most of the holders of our common stock live in our market area and conduct business with the bank. These shareholders historically have been inclined to buy and hold for a long period an ownership interest in the bank. The desire to hold our shares for a relatively long period of time means that there is a limited amount of trading of our shares. We also believe that in recent years the public equity marketplace has shown less interest in public companies with a small market capitalization and a limited number of securities available for trading. We believe it is highly speculative whether our common stock would ever achieve significant market value with an active and liquid market comprised of many buyers and sellers. In addition, as a result of our limited trading market, we are unlikely to be well-positioned to use our public company status to raise capital in the future through sales of our common stock in a public offering or to acquire other business entities using our stock as consideration.

          We are required to comply with many of the same securities law requirements that apply to large public companies with substantial compliance resources. Our resources are more limited, however, and these compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible but nonetheless significant expenditure of management’s time and attention which could otherwise be deployed toward revenue-enhancing activities. The cost of compliance is substantial, representing an estimated direct and indirect annual cost to us of approximately $246,500.
          Specifically, if we are no longer registered with the SEC, we will no longer be required to file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB or proxy statements with the SEC. The Form 10-KSB and proxy statement rules require detailed disclosures regarding executive compensation, corporate governance and management stock ownership, which are not required in our financial reports to the FDIC or our audited financial statements. Additionally, we will no longer be required to include management’s discussion and analysis of our financial results in annual reports to shareholders or financial reports to the FDIC. We incur substantial costs in management time and legal and accounting fees related to the preparation, review and filing of our periodic reports and proxy statements. As a result of the elimination of these disclosure and reporting requirements we estimate we will realize savings related to management time and legal and accounting fees. The SEC requires reporting companies to provide in narrative form a discussion and analysis of its financial results, in an effort to improve overall financial disclosure and provide the context within which its financial statements should be analyzed; and to provide information about the quality, and potential variability, of a company’s earnings and cash flow, so that investors can ascertain the likelihood that past performance is indicative of future performance.
          Furthermore, as a non-SEC registered company, we will not be required to comply with Section 404 of the Sarbanes-Oxley Act, which would require that we document, test and assess our internal control structure and that our external auditors report on management’s assessment of our internal control structure. These requirements would become effective for our fiscal year ending 2007. As a result of our limited personnel resources, we anticipate that we would need to engage an outside consultant and hire an additional experienced accountant to assist management in documenting and testing our internal control structure. Additionally, we estimate that our external audit fees will increase as a result of Section 404 because our external auditors will be required to perform additional audit procedures in order to report on management’s assessment of our internal control structure. We also anticipate we would incur additional legal fees for advice related to compliance with Section 404. We estimate that we would incur approximately $135,000 annually in consulting, compensation, accounting and legal expenses related to compliance with Section 404 of the Sarbanes-Oxley Act. If we deregister our common stock prior to the effective date of Section 404 of the Sarbanes-Oxley Act, we will not incur these expenses.
          After the reclassification transaction, we intend to keep our common and preferred shareholders informed about our business and financial condition by delivering annual audited financial statements. Moreover, our business operations are primarily conducted through our subsidiary bank, First Community Bank of East Tennessee, which is required to file quarterly financial reports with the FDIC. These reports are available online at www.fdic.gov. Our bank subsidiary also periodically issues news releases to the local media about the bank’s personnel additions and promotions, bank branch expansions, involvement by the bank in the local community and similar matters of local interest that will apprise the Company’s shareholder base (much of which is based in the subsidiary bank’s community area) of the Company’s business growth and activities. The information we intend to give to our shareholders after we terminate SEC registration is likely to be significantly less than that we are required to report to the SEC in publicly available documents. SEC requirements include detailed disclosure regarding compensation paid to our highest level executives, as well as information regarding transactions with related parties, summaries of material litigation matters, stock ownership by all insiders and principal shareholders, copies of material contracts to which we are a party and narrative analysis of our financial statements. Most of this information will probably not be included in our annual financial statements and publicly available bank regulatory filings. In addition, the SEC’s requirements regarding the dates on which our public information is due means that our public information filed with the SEC is often available sooner than other forms of disclosure to our shareholders.
          However, our unaffiliated shareholders should carefully consider the following detrimental consequences if the reclassification is completed:

•	Reduction in Publicly Available Information. After the reclassification transaction, the Company will no longer be required to file with the SEC public reports of its financial condition and other aspects of its business. Specifically, we will no longer be required to make public disclosures regarding executive compensation, corporate governance matters, or management stock ownership. As a result, unaffiliated shareholders will have less legally-mandated access to information about the Company’s business and results of operations than they had prior to the reclassification transaction. Our affiliated shareholders, however, because of their positions as directors and/or executive officers of the Company, will continue to have continuous access to all information regarding our financial condition and other aspects of our business.

•	Elimination of Protections Under Section 18 of the Securities Exchange Act. Because the Company will no longer be required to file any reports under the Securities Exchange Act, our unaffiliated shareholders will no longer be afforded the protections under Section 18 relating to false or misleading statements in those reports. Currently, if the Company or any of its affiliates makes a false or misleading statement relating to any material fact in any of the Company’s filings under the Securities Exchange Act, in light of the circumstances at the time the statement was made, the Company or the affiliate may be liable under Section 18 of the Securities Exchange Act to any person who purchases or sells a security at a price that is affected by the statement.
          Likewise, we recognize that our shareholders will lose certain benefits to being a public company following the completion of the proposed reclassification transaction, although we believe that the benefits to our Company, our affiliated shareholders, and our unaffiliated shareholders of the reclassification transaction exceed the benefits of remaining a public company. The benefits of remaining a public company include the following:
•	The expectation of a potentially higher stock value;

•	the enhanced ability to use company stock to raise capital or to use stock to make acquisitions using the stock as acquisition currency;

•	the rights and protections that the federal securities laws provide shareholders of public companies, based on the substantive requirements of the federal securities laws (including the Sarbanes-Oxley Act);

•	the reporting obligations of directors, executive officers, and beneficial owners of more than 10% of the shares of a public company in accord with Section 16(a) of the Securities Exchange Act of 1934, which requires the reporting of all transactions relating to the equity securities of our Company owned by these persons (who are considered “insiders” of our Company) on Forms 3, 4, and 5, depending on whether the insider is reporting the initial transaction (Form 3), a purchase or sale (Form 4), or providing the annual update of the insider’s transactions for the preceding year (Form 5).

          The reclassification will allow those of our shareholders receiving preferred stock to continue to have an equity interest in First Community and therefore participate in any future value received as a result of a sale of the company (if any sale occurs). Therefore, our board of directors and management have concluded that the benefits of being an SEC-reporting company are substantially outweighed by the burden on management and the expense related to the SEC reporting obligations.
          First Community is undertaking the reclassification at this time to end our SEC reporting obligations, which will enable us to eliminate or redeploy substantial costs associated with being a reporting company, and these costs are only expected to increase over time. The specific factors, which we believe are beneficial to our Company, our affiliated shareholders, and our unaffiliated shareholders, considered in electing at this time to undertake the reclassification and become a non-SEC reporting company are as follows:
•	We estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $246,500 annually by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications. These expenses include legal expenses

($59,500), accounting expenses ($90,000), printing and postage ($15,000), and software and data processing ($12,000). We will also realize cost savings ($70,000) by avoiding the need to add additional staff and from reduced time spent by staff and management on reporting and securities law compliance matters. In addition to these annual costs related to being an SEC-reporting company, which we expect would increase over time, we estimate saving approximately $195,000 of one-time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002. By going private, First Community Corporation will remove the administrative burden and expense of preparing and submitting periodic filings with the SEC. Specifically, First Community Corporation will no longer prepare the quarterly Forms 10-QSB, nor the annual Form 10-K, nor submit these to the SEC. The costs associated with staff time in preparing the reports, legal and accounting review services, and data conversion into an electronic format, will be eliminated. First Community Corporation will continue to produce an Annual Report, and distribute this to its shareholders, along with a proxy statement related to voting at the Annual Meeting, and will continue to bear the expense of report preparation. As discussed above, we expect costs to be significantly reduced but not eliminated. First Community Corporation anticipates that there will be $195,000 of one-time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002, comprised of the following:

Approximately 2,496 hours of internal work (staff time worked by President, Chief Operating Officer, Chief Financial Officer, Information Technology Officer, Bank Administration Officer, Accounting Officer, Loan Administration Officer, Retail Banking Officer – 8 people, 15% of time for one year)	$105,780

Outside Consulting Fees (planning, training, documentation database and tools)	$59,220

External Audit Fees (audit and “attest” report)	$30,000

Total	$195,000
•	We believe that, as a result of the recent disclosure and procedural requirements resulting from the Sarbanes-Oxley Act of 2002, the legal, accounting and administrative expense, and diversion of our board of directors, management and staff efforts necessary to continue as an SEC-reporting company will continue to increase, without a commensurate benefit to our shareholders. We expect to continue to provide our shareholders with company financial information by disseminating our annual reports, but the costs associated with these reports will be substantially less than those we incur currently. We currently provide our shareholders with an annual report, including audited financial statements, as well as proxy materials relating to the annual meeting of shareholders. We intend to continue to provide these materials to our shareholders. However, we will not have to pay the costs associated with reprocessing that information in electronic form for filing with the SEC as we are currently required to do. The costs of producing the Annual Report will remain the same;

•	In the judgment of our board of directors, little or no justification exists for the continuing direct and indirect costs of registration with the SEC, which have recently increased as a result of heightened government oversight. We do not believe that a specific advantage of a public company, the development of a public market, has been an advantage to us given the low trading volume in our common stock. Also, while public companies may be able to access capital under certain circumstances more favorably than a private company, we do not anticipate depending on raising capital in the public market, and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing at the holding company level or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital when required, or that the cost of additional capital will be attractive (For additional elaboration, see also “Special Factors—Background of the Reclassification”);

•	Operating as a non-SEC reporting company will reduce the time-related burden on our management that arises from the increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on providing service to our customers and spending time in the communities in which we operate;

•	Operating as a public company with reporting requirements often provides an opportunity for our direct community bank competitors who are not public companies to have public knowledge of our material contracts, strategies, and other competitive information that are otherwise not openly provided by our non-public community bank competitors. If we become a non-public company, the absence of SEC periodic reporting requirements may increase our management’s flexibility to consider and initiate strategic actions that may produce future benefits and growth while also limiting our competitors’ abilities to anticipate and restrict our actions.

•	As a public company with SEC-required periodic reporting responsibilities, management is now focused on certain significant time-consuming, time-sensitive matters that will not be applicable after the reclassification transaction. These include planning and documenting and monitoring how other personnel are planning and documenting compliance with the SEC’s disclosure controls and procedure requirements and the SEC’s internal control over financial reporting requirements in an environment in which senior executive personnel are unsure how much documentation will satisfy regulators or auditors if scrutinized, properly identifying and timely filing the Company’s current reports on Form 8-K, accurately compiling and presenting the detailed narrative disclosures required in all of the Company’s public disclosure materials, and assisting Company affiliates with proper and timely disclosures under Section 16 of the Securities Exchange Act. Following the reclassification transaction, in the absence of responsibilities related to filing public reports, the board of directors, the senior management team, and the personnel previously assigned to SEC reporting matters, will have significantly more time to focus on the Company’s growth strategy and to develop broader and deeper relationships within the communities and neighborhoods served by the Company and its banking subsidiary.
          We considered that some shareholders may prefer that the Company continue as an SEC-reporting company, which is a factor weighing against the reclassification. However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh the advantages. Historically, our shares of common stock have been traded on a limited basis. For example, from January 1, 2004 through June 30, 2005, only 34,409 shares, or less than 1.8%, of our outstanding shares of common stock were traded. Also, we have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition. Accordingly, we are not likely to make use of any advantage that our status as an SEC-reporting company may offer.
          We understand that some of our shareholders may have a particular interest in how our internal controls will continue to be monitored, tested, and assured for reliability following our de-registration as a public company. Our audit committee, which is described in the proxy statement relating to our annual meeting filed on May 19, 2006, annually engages an independent accounting firm to plan and perform an audit of our internal controls and related procedures. The operations of each branch of our bank subsidiary are measured and tested against bank policies on a bi-annual basis. In addition, material areas of our balance sheet assets and liabilities are subject to internal audit every 12 to 24 months. Several other important functions of our bank subsidiary, including compliance issues, regulatory reporting requirements, our use of information technology, certain board policies, among other important areas are also internally audited every 12 months. All findings and recommended changes are reported to management, subsequently reviewed by the audit committee, and any recommended changes are implemented on a timely basis. The Company also engages an independent loan review consultant to audit one- third of all loans in excess of $500,000 each year through quarterly on-site visits to our bank branches, after which the consultant reports findings to management. Loans are reviewed for credit quality, appropriateness of loan structure, collateral capacity, loan documentation, and servicing on a detailed basis; weaknesses are documented and corrected. The Company’s independent accountants audit our financial statements and related disclosures, and provide an opinion regarding the fairness of the presentation of the financial statements at the conclusion of each calendar year. In addition, we are subject to the coordinated examination and reporting by state and federal banking regulatory authorities approximately every 18 months. We do not anticipate any material change to these procedures following approval and completion of the reclassification transaction.
          The Positions of the Company and Board of Directors as to the Fairness of the Reclassification
          Based on a careful review of the facts and circumstances relating to the reclassification transaction, our board of directors believes that the “going private” transaction (i.e., the Rule 13e-3 transaction described in this document), including all the terms and provisions of the reclassification transaction, is substantively and procedurally fair to the following groups:

•	Holders of our common stock whose stock will be reclassified into Series A preferred stock;

•	Holders of our common stock whose stock will be reclassified into Series B preferred stock; and

•	Unaffiliated holders of our common stock whose stock will not be reclassified.

          The board of directors, including those directors who are not employees of the Company or our bank subsidiary, has approved the reclassification transaction, and the board as an entity recommends that the shareholders vote “For” approval of the reclassification transaction. The board made its determinations as to the fairness of the transaction at its special meeting on June 24, 2006. In concluding that the terms and conditions of the reclassification, including the shares of Series A preferred stock to be received by holders of 300 to 1,499 shares of common stock and the shares of Series B preferred stock to be received by holders of fewer than 300 shares, are substantively fair to our unaffiliated shareholders, our board of directors considered a number of factors (as discussed in detail below). In its consideration of both the procedural and substantive fairness of the transaction, the board considered the potential effect of the transaction as it relates to all shareholders generally, to shareholders receiving Series A preferred stock and Series B preferred stock and to shareholders continuing to own shares of common stock. In view of the wide variety of factors considered in connection with its evaluation of the reclassification, our board of directors did not find it practicable to, and did not, either individually or as a group, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations. The analysis of material factors relied upon by each of the directors in their individual capacity was the same as what was relied upon in their capacity as members of the board.
          The board members considered a number of factors in determining whether to approve the reclassification transaction, including the effects described under “—Effects of the Reclassification; Plans or Proposals after the Reclassification,” and the relative advantages and disadvantages described under “—Reasons for the Reclassification” and “—Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation.” The board also reviewed the tax and pro forma financial effects of the reclassification on First Community and its shareholders.
          All of First Community’s directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the reclassification transaction. Our Company’s directors and executive officers as a group beneficially owned approximately 35.66% of the shares outstanding as of August 31, 2006.
          Substantive Fairness
          The material factors that our board of directors considered positive for all unaffiliated shareholders, including both those that will continue to hold common stock as well as those whose shares will be reclassified into Series A preferred stock or Series B preferred stock, are the following:

•	Our shareholders who currently hold less than 1,500 shares and who prefer to remain as holders of common stock of First Community may elect to do so by acquiring sufficient shares so that they hold at least 1,500 shares of common stock in their own names immediately prior to the reclassification. If the Company becomes aware of any shareholders who wish to sell shares in connection with this transaction, we will refer these shareholders’ inquiries to Howe Barnes who has agreed to list the Company’s shares on the OTC Bulletin Board and act as a market maker in our stock. The board did not make a specific assessment on how readily available this opportunity would be to all shareholders who elected to try to acquire shares for this purpose, but did consider that this was an opportunity that is available to unaffiliated shareholders and that was a positive factor in evaluating the fairness of the transaction.

•	Beneficial owners who hold their shares in “street name,” who would receive shares of Series A preferred stock or Series B preferred stock if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they receive shares of preferred stock.

•	Record owners of our stock may also transfer their stock into “street name” by transferring their shares into a brokerage account.

•	Our board and management believe that our shareholders presently receive limited benefit from us being an SEC-reporting company because of the relatively limited trading activity in our stock in comparison with the high compliance costs. We believe that all of our shareholders will derive an economic benefit from the reclassification transaction due to the potential cost savings and better results for the Company from being a non-SEC reporting company.

•	Shareholders who do not believe that the proposal solicited by the Company is substantively and/or procedurally fair may dissent from the reclassification under the Tennessee Business Corporation Act. See also “Special Factors—Dissenters’ Rights” and Appendix B.
          In addition to the positive factors applicable to all of our unaffiliated shareholders set forth above, the material positive factors that the board of directors considered for those shareholders receiving Series A preferred stock or Series B preferred stock are the following:
•	These shareholders would continue to have an equity interest in First Community and therefore participate in any future value received as a result of any sale of the company at the same value per share as holders of common stock (because the preferred shares of both series are convertible to common shares upon a change in control of the Company).

•	These shareholders would have a preference to the holders of common stock in the payment of any dividends by the company. The Company may not pay any dividend on its common stock unless a dividend of 105% of the per share dividend paid to holders of common stock is paid to holders of Series A preferred stock and a dividend of 110% is paid to holders of Series B preferred stock. The Company may, however, pay a dividend on common stock if the dividend is payable in shares of common stock or other stock of the Company junior to the preferred stock (subject to the anti-dilution requirements of the Series A and Series B preferred stock). In addition, the Company may issue options, warrants or rights to subscribe for or purchase shares of common stock or junior stock, and the Company may redeem any share of common stock or junior stock or any other shares of stock of the Company ranking on a parity with the preferred stock (subject to the anti-dilution requirements of the Series A and Series B preferred stock). In 2004 and 2005, First Community paid dividends on its common stock of $0.28 per share, and expects to pay approximately the same amount in 2006. A $0.28 per share dividend on common stock would result in a dividend of $0.30 per share of Series A preferred stock and $0.31 per share of Series B preferred stock (rounded up to the nearest whole cent). The Company’s payment of dividends, if paid, is subject to determination and declaration by the Company’s board of directors, which consider the financial condition of the Company and its bank subsidiary, results of operations, tax consequences, industry standards, economic conditions, and other relevant factors. (See also “MARKET PRICE OF FIRST COMMUNITY COMMON STOCK AND DIVIDEND INFORMATION—Dividends,” as well as the Company’s disclosure in Item 5 of its Annual Report on Form 10-KSB for the fiscal year ending 2005 for additional information regarding the Company’s dividends.)

•	No brokerage or other transaction costs are to be incurred by these shareholders in connection with the conversion of their common stock into either Series A preferred stock or Series B preferred stock.
          Our board considered each of the foregoing factors to weigh in favor of the substantive fairness of the reclassification to our unaffiliated shareholders, whether they are shareholders continuing to hold common stock or shareholders having their shares of common stock reclassified into Series A preferred stock or Series B preferred stock. Likewise, our board found these to be strong reasons to recommend the reclassification transaction to our shareholders.
          We have summarized the principal differences among the Series A and Series B preferred stock and our current issued common stock in the table below:
Dividend Rights

Series A Preferred Stock	First Community will not be permitted to pay any cash dividends on common stock unless a dividend of 105% of the per share dividend paid on the common stock is paid on each share of Series A preferred stock.

Series B Preferred Stock	First Community will not be permitted to pay any cash dividends on common stock unless a dividend of 110% of the per share dividend paid on the common stock is paid on each share of the Series B preferred stock. A non-cumulative dividend of not less than $0.10 per share will be paid annually on the Series B preferred stock.

Common Stock	Holders of common stock are entitled to receive dividends, when and if declared and paid by First Community; provided that following the reclassification, First Community will not be permitted to pay any cash dividends on common stock unless the dividends described above are paid on each series of preferred stock.

Term

Series A Preferred Stock	The Series A preferred stock is referred to as perpetual preferred stock. Under the banking laws, this is defined as preferred stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

Series B Preferred Stock	The Series B preferred stock is also perpetual stock.

Common Stock	Common stock is also perpetual stock.

Voting Rights

Series A Preferred Stock	Except as expressly required by applicable law, the holders are not entitled to vote on any matter. However, the holders are entitled to vote together with the holders of Common Stock upon any transaction which would constitute a change of control of the Company which is required by law to be submitted to shareholders for approval, or which is submitted to the shareholders for approval by the board of directors of the Corporation, even though such approval is not otherwise required. In the event the holders are entitled to vote for a change of control (as defined in the Company’s charter), the holders shall have the right to vote that number of shares of Common Stock into which their shares of Series A Preferred Stock would be converted upon the consummation of the change of control. Holders will not be entitled to vote on other matters, including the election of directors.

Voting Rights

Series B Preferred Stock	Except as expressly required by applicable law, the holders are not entitled to vote on any matter. However, the holders shall be entitled to vote together with the holders of Common Stock upon any transaction which is required by law to be submitted to the holders for approval. In the event the holders are entitled to vote, such holders shall have the right to vote that number of shares of Common Stock into which their shares of Series B Preferred Stock would be converted upon the consummation of the transaction being voted on. Holders will not be entitled to vote on other matters, including the election directors.

Common Stock	Holders of common stock are entitled to unlimited voting rights.

Conversion Rights

Series A Preferred Stock	The shares of Series A preferred stock automatically convert to shares of common stock upon a change in control of First Community with each share of Series A preferred stock convertible into one share of common stock.

Series B Preferred Stock	Same as Series A

Common Stock	Shares of common stock are not convertible to any other security.

Liquidation Rights

Series A Preferred Stock	Holders of Series A preferred stock are entitled to a preference in the distribution of assets of First Community in the event of any liquidation, dissolution or winding-up of First Community, whether voluntary or involuntary, equal to the book value of the common stock at the end of the calendar quarter preceding the record date of the transaction, but in no event less than the amount per share to be received by the holders of common stock. In the occurrence of any such event, if the assets of First Community are insufficient to permit the payment to such holders of the full book value of the common stock, then the entire assets and funds of First Community legally available for distribution will be distributed among the holders of Series A preferred stock pro rata according to the number of shares of Series A preferred stock held by each. For purposes of liquidation rights, the Series A preferred stock and Series B preferred stock will be considered as being on parity with each other.

Series B Preferred Stock	Same as Series A

Common Stock	Holders of common stock are entitled to receive a distribution of the assets of First Community in the event of any liquidation, dissolution or winding-up of First Community; provided that after the reclassification, such distribution will be made after the required distribution has been paid to holders of Series A preferred stock and Series B preferred stock.

Preemptive Rights

Series A Preferred Stock	Holders of Series A preferred stock will have preemptive rights to purchase their respective pro-rata number of any additional shares issued in the future which shares are superior to or on parity with the Series A preferred stock.

Preemptive Rights

Series B Preferred Stock	Holders of Series B preferred stock do not have any preemptive rights to purchase any additional shares of preferred stock or shares of any other class of capital stock of the surviving corporation that may be issued in the future.

Common Stock	Holders of common stock do not have any preemptive rights to purchase any additional shares of preferred stock or shares of any other class of capital stock of the surviving corporation that may be issued in the future.

          (For a complete description of the rights and preferences of the common shares and each series of preferred shares following the reclassification transaction, see Appendix A, “Articles of Amendment to the Charter of First Community Corporation.”)
          The board is aware of, and has considered, the impact of certain countervailing factors on the substantive fairness of the reclassification to the unaffiliated shareholders. In particular, the factors that our board of directors considered as negative for those shareholders receiving common stock, Series A preferred stock or Series B preferred stock are:
•	These shareholders will be required to surrender their shares involuntarily in exchange for the Series A preferred stock or Series B preferred stock, although the board believes that because the shares of preferred stock are convertible into common stock upon a change in control, these shareholders will still have the opportunity to participate in any future growth and earnings of the company.

•	Shareholders who receive Series A preferred stock or Series B preferred stock will no longer have the right to vote on certain matters presented to shareholders, including the right to vote of the election of directors and amendments to the charter of First Community which do not impact their preferred stock ownership, but the board considered, for example, as was the case at the 2005 and 2006 annual meetings, at least 550 shareholders did not vote in person or by proxy and of that same group, 450 shareholders (approximately 82% of that non-voting group) hold 1,500 shares or less.

•	All shareholders will have reduced access to information regarding our financial results when we are not an SEC-reporting company, although we do intend to continue to provide all shareholders with annual reports. Our shareholders will also have access to our website, our media releases, our promotional materials, and any other public information that is commonly available from and about community banks.

•	The fact that shareholders will lose various protections accorded to investors currently provided under the Securities Exchange Act (and discussed throughout this document), such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Securities Exchange Act.
          Our board of directors believes that these countervailing factors did not, individually or in the aggregate, outweigh the overall substantive fairness of the reclassification to our unaffiliated shareholders, whether they be shareholders owning shares of Series A preferred stock, Series B preferred stock or common stock, and that the foregoing factors are outweighed by the positive factors previously described.
          We draw your attention to the fact that affiliated shareholders may not be negatively affected in the same manner, or to the same extent, as unaffiliated shareholders, because affiliated shareholders may have access to financial and strategic information regarding the Company that may not be available to unaffiliated shareholders. If the Company becomes aware of any shareholders who wish to sell shares in connection with this transaction, we will refer these shareholders’ inquiries to Howe Barnes who has agreed to list the Company’s shares on the OTC Bulletin Board and act as a market maker in the Company’s shares.
          Procedural Fairness
          We and our board of directors believe that the reclassification is procedurally fair to our unaffiliated shareholders, including those that are receiving shares of Series A preferred stock or Series B preferred stock, as well as those shareholders who will continue to hold their shares of common stock. In concluding that the reclassification, including the Series A preferred stock and Series B preferred stock to be received by holders of common stock, is procedurally fair to our unaffiliated shareholders, the board of directors considered a number of factors. The factors that our board of directors considered positive for all unaffiliated shareholders, including those receiving shares of Series A preferred stock or Series B preferred stock in the reclassification, included the following:
•	the reclassification is being effected in accordance with all applicable requirements of Tennessee law which contains certain shareholder protections, including notice of and an opportunity to vote on the proposal as well as granting shareholders dissenters’ rights;

•	our board of directors is comprised of nine members, seven of whom are non-employee directors, and all of whom, as shareholders themselves (who would remain common shareholders of the Company following the reclassification), were able to weigh the long-term economic impact of this transaction on the Company against the competing interests of the shareholders in accordance with their fiduciary duties;

•	management and the board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical, more expensive than the reclassification, involving a cash-out of a portion of our shareholders, or potentially ineffective in achieving the goals of allowing some shareholders to retain an equity ownership in the company while at the same time eliminating the costs and burdens of public company status. That amount of cash required to cash-out a portion of our shareholders would have reduced the capital of the company and the Bank to levels unacceptable to their governmental regulators. The alternative of cashing out some small shareholders and exchanging preferred stock with less than 500 holders of a new unregistered class of preferred stock was deemed undesirable due to its negative impact on our capital position. We pursued the alternative of replacing the lost capital by selling additional shares of our stock to our directors, but that alternative was subject to heightened regulatory scrutiny and delay; and

•	shareholders will have the opportunity to determine whether or not they will remain shareholders owning solely common stock, or shares of Series A preferred stock or Series B preferred stock after the reclassification by acquiring sufficient shares so that they hold at least 1,500 shares of common stock immediately prior to the reclassification or selling sufficient shares so that they hold less than 1,500 shares or less than 300 shares of common stock immediately prior to the reclassification, so long as they act sufficiently in advance of the reclassification so that the sale or purchase is reflected in our shareholder records by the close of business on , 2006, which is the expected effective date of the reclassification. If the Company becomes aware of any shareholders who wish to sell shares in connection with this transaction, we will refer these shareholders’ inquiries to Howe Barnes who has agreed to list the Company’s shares on the OTC Bulletin Board and act as a market maker in our stock. Shareholders will also have the opportunity to make the same determination by placing their shares in “street name” with a brokerage firm, or taking the shares out of street name, in that the decision as to whether the shareholder remains a holder of common stock or receives preferred stock will be based on the total shares held by the brokerage firm in street name without regard to the shareholder’s individual holdings.
          The board of directors considered each of the foregoing factors to weigh in favor of the procedural fairness of the reclassification to our unaffiliated shareholders, whether they are receiving shares of Series A preferred stock or Series B preferred stock or will continue to hold shares of common stock. The board did not consider whether or not the transaction would be structured so that the approval of at least a majority of unaffiliated security holders would be required. The reclassification transaction is being effected in accordance with all applicable requirements of Tennessee law, and the board did not consider imposing voting requirements for this transaction that exceeds the requirements of applicable Tennessee law in order to require the approval of a majority of our unaffiliated shareholders. First Community has a very large number of small shareholders, with two-thirds of our shareholders owning fewer than 1,000 shares. Historically, a large number of First Community’s shareholders fail to vote at shareholder meetings. Under Tennessee law, an abstention is equivalent to a negative vote, and as a result such a structure could produce a negative vote which resulted from apathy rather than conviction.
          The board did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of this transaction and/or preparing a report concerning the fairness of this transaction. The board considered this action as an unnecessary expense and believed that it could make the requisite decision without retaining such a representative. As noted elsewhere in this document, our board of directors, including all of our non-employee directors (who constitute seven of our nine directors), unanimously approved recommending this transaction to our shareholders.
          If the reclassification is approved by our shareholders, we do not anticipate that the increase in the beneficial ownership of common stock by our directors and executive officers as a group following the approval will have a measurable effect or change on the operations or governance of our Company or our unaffiliated shareholders.
          We therefore believe that the reclassification is substantively and procedurally fair to our unaffiliated shareholders, including those that are common stock shareholders and those that will be receiving Series A preferred stock or Series B preferred stock, for the reasons and factors described above. In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole. (For a discussion regarding the alternatives to the reclassification transaction considered by our board, see “Special Factors—Background of the Reclassification.”) None of the factors that we considered led us to believe that the reclassification is unfair to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders.
          In addition to the above, each director reviewed the following factors in arriving at their decision that a going private transaction was in the best interest of the bank and that the terms and provisions were fair to the unaffiliated shareholders:
•	Each director believes that the absence of SEC oversight following deregistration does not present significant risk to the shareholders considering the fact that existing oversight from the State of Tennessee Department of Financial Institutions, Federal Deposit Insurance Corporation, and the Federal Reserve Bank of Atlanta will continue. Furthermore, since its inception the bank has engaged internal and external audit engagements that will also continue.

•	Each director believes that the cost of initial compliance with the Sarbanes-Oxley Act and subsequent testing is excessive in relation to any projected benefit. The directors believe that First Community Bank specifically and the community banking industry at large is sufficiently regulated and overseen by the banking regulatory bodies mentioned above.

•	Each director believes that First Community’s SEC registration and the compliance with the provisions of the Sarbanes-Oxley Act is not warranted considering the fact that the company is publicly registered but only traded on a limited basis. In reaching this conclusion, each member considered the bank’s long-term and short-term strategy, capital needs, growth alternatives and financing options. The directors concluded that deregistration would enhance earnings of the company and further support their belief that such earnings will continue to support the capital needs of the company to sustain its growth targets without need for the kind of access to public capital required by public registration.

•	Each director determined that deregistration would enable management to concentrate more of its effort on operation of the company versus compliance with the Sarbanes-Oxley Act from which it would receive little benefit.
          In reaching a determination as to the substantive fairness of the reclassification transaction, we did not consider the liquidation value of our assets, the current or historical market price of those shares, our net book value, or our going concern value to be material, because shareholders are not being “cashed out” in connection with the reclassification transaction and the shares of the Series A and Series B preferred stock allow those shareholders to participate equally in any sale of the Company. Because of the foregoing, we also did not consider any repurchases by the Company over the past two years (since there were none).
          We have not received any report, opinion or appraisal from an outside party that is related to the reclassification, except for a report from Howe Barnes provided to our board of directors at a special meeting on June 24, 2006. For a summary of the report, see “SPECIAL FACTORS — Background of the Reclassification.” We did not provide any specific instructions to Howe Barnes about how to prepare the report other than providing general financial information about the Company with respect to potential dividend payments and related guidance. Howe Barnes will receive an advisory fee of $25,000 plus reasonable out of pocket expenses. (A full copy of the Howe Barnes report has been filed with the SEC as Item 16—Exhibit (c) of Schedule 13e-3/A.)
          Certain officers and employees of First Community Bank of East Tennessee act as transfer agents of First Community Corporation stock, pursuant to guidelines established by the Office of the Comptroller of the Currency and the SEC, and subject to the bank’s internal Stock Transfer Agent Policy. Each stock trade handled by bank personnel in their capacity as Stock Transfer Agent is documented, and activity is detailed by year. First Community Corporation has no knowledge of other stock trades that may be handled in a completely private manner.
          The analysis of material factors relied upon by each of the directors in their individual capacity was the same as what was relied upon in their capacity as members of the board. The directors, both individually and collectively, believe that the reclassification and the terms and provisions of the reclassification are substantively and procedurally fair to unaffiliated shareholders.
          Board Recommendation
          OUR BOARD OF DIRECTORS BELIEVES THE TERMS OF THE RECLASSIFICATION ARE FAIR AND IN THE BEST INTERESTS OF OUR UNAFFILIATED SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR “ THE PROPOSAL TO APPROVE THE RECLASSIFICATION.
Effects of the Reclassification; Plans or Proposals after the Reclassification
          The reclassification will have various positive and negative effects on us, which are described below.
          Effect of the Proposed Transaction on Common Stock Outstanding
          Our charter currently authorizes the issuance of 10,000,000 shares of common stock. As of August 31, 2006, the number of outstanding shares of common stock was 1,918,667. Based upon our best estimates, if the reclassification had been consummated as of the record date, and assuming no shareholders exercise dissenters’ rights, the number of outstanding shares of common stock would have been initially reduced from 1,918,667 to approximately 1,661,608, the number of record shareholders of common stock would have been reduced from approximately 848 to approximately 229. Approximately 386 record shareholders of Series A preferred stock and 233 record shareholders of Series B preferred stock will have been created.
          The number of authorized shares of common stock will remain unchanged after completion of the reclassification.

          Effect of the Proposed Transaction and Preferred Stock
          As noted above, assuming that the reclassification is consummated and no shareholders exercise dissenters’ rights the number of shares of Series A preferred stock that will be issued in the transaction will be approximately 226,088 shares and the number of shares of Series B preferred stock that will be issued will be approximately 30,971. The charter of the surviving corporation authorizes the issuance of 1,000,000 shares of preferred stock. The shares of preferred stock that will be issued in the reclassification constitute two new and separate series, having those rights described on page 7 of this proxy statement as well as in the attached Appendix A. There will be 400,000 shares of Series A preferred stock authorized and there will be 200,000 shares of Series B preferred stock authorized. For additional information regarding our capital structure after the reclassification, see “Description of Capital Stock.”
          Effect on Trading of Common Stock
          Our common stock is not actively traded, and we do not expect this transaction to have a significant impact on the trading of our common stock.
          Other Financial Effects of the reclassification
          We expect that the professional fees and other expenses related to the reclassification of approximately $175,000.00 will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow.
          Effect on Options
          We currently have stock options outstanding which are held by directors and employees giving them the right to acquire 181,078 shares of our common stock. These options will remain outstanding and unaffected by the reclassification.
          Effect on Conduct of Business after the Transaction
          We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.
          Effect on our Directors and Executive Officers
          It is not anticipated that the reclassification will have a material effect on our directors and executive officers, other than with respect to their relative share ownership. We expect that all of our directors and executive officers will hold more than 1,500 shares at the effective time of the reclassification. As a result, all of our directors and executive officers will continue to hold the same number of shares after the reclassification as they did before.
          Effect on the Company
          After the reclassification, the number of our record shareholders of common stock will be reduced from approximately 848 to approximately 229, and the number of outstanding shares of our common stock will initially decrease from 1,918,667 shares to approximately 1,661,608 shares.
          The number of outstanding shares of our Series A preferred stock will correspondingly increase from zero shares to approximately 226,088 shares, held by approximately 386 shareholders. The number of outstanding shares of our Series B preferred stock will correspondingly increase from zero shares to approximately 30,971 shares, held by approximately 233 shareholders.
          Because of the reduction of our total number of record shareholders of common stock to less than 300, we will be allowed to terminate our status as a reporting company with the SEC, which, for the reasons discussed in this document, we believe will have a positive financial effect on the Company and for its shareholders. (For a more detailed discussion of the positive and negative effects of this transaction on the shareholders, see also “Special Factors—Background of the Reclassification,” and “—Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation.”)
          Effect on our Affiliates
          Insofar as our directors and executive officers of First Community own common stock, they will be subject to the same terms and conditions of the reclassification as unaffiliated shareholders. For a more detailed discussion of the positive and negative effects of this transaction on the shareholders, see also “Special Factors—Background of the Reclassification” and “—Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation.”)
          Effect on our Unaffiliated Shareholders
          Those shareholders receiving shares of Series A preferred stock or Series B preferred stock will continue to have an equity interest in First Community and will be entitled to participate in any future value received as a result of a sale of the company, if any. (For a more detailed discussion of the positive and negative effects of this transaction on the shareholders, see also “Special Factors—Background of the Reclassification” and “—Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation.”)
          Plans or Proposals
          Other than as described in this proxy statement, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a reclassification, reorganization or liquidation, to sell or transfer any material amount of our assets, to change our board of directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the reclassification and becoming a non-SEC reporting company. Although our management does not presently have any intent to enter into any transaction described above, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a reclassification or acquisition transaction, making a public or private offering of our shares or entering into any other arrangement or transaction we may deem appropriate. In this event, our continuing shareholders may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to the non-continuing shareholders in the reclassification.

Record and Beneficial Ownership of Common Stock
          It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the reclassification described in this proxy statement. Shareholders who have transferred their shares of First Community stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of First Community stock that its clients have deposited with it through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for 1,500 or more shares, then the stock registered in that nominee’s name will be completely unaffected by the reclassification. Because the reclassification only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 1,500 shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our common stock as they did at the start of this transaction, even if the number of shares they own is less than 1,500. If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the reclassification to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the reclassification, you may have no way of knowing whether you will receive shares of Series A preferred stock or Series B preferred stock in the transaction until it is consummated. However, because we believe that most, but not all, brokerage firms or other nominees will hold more than 1,500 shares in any one account, we think it is likely that most “street name” holders will remain shareholders of common stock. You will want to check with your broker to determine the treatment of your shares. (For additional information about the meaning of the term “street name,” please see “Special Factors—Overview of the Reclassification.”)
          The board elected to structure the reclassification so that it would take effect at the record shareholder level in part to allow shareholders some flexibility with respect to whether they will continue to own shares of common stock or receive Series A preferred stock or Series B preferred stock in the transaction. (Please see “—Purpose and Structure of the Reclassification.”) Shareholders who would prefer to remain holders of common stock of First Community, may elect to do so by acquiring sufficient shares so that they hold at least 1,500 shares in their own name immediately prior to the reclassification or by transferring their shares into “street name” with a brokerage firm which holds at least 1,500 shares in street name. In addition, beneficial owners who would receive shares of Series A preferred stock or Series B preferred stock if they were record owners instead of beneficial owners, and who wish to receive such shares of Series A preferred stock or Series B preferred stock from First Community as a part of the reclassification, should inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account into their own name. In either case, these shareholders will have to act far enough in advance of the reclassification so that any consolidation, purchase or transfer is completed by the close of business (local time) on the day of the effective time.
Interests of Directors and Executive Officers in the Reclassification; Conflicts of Interest
          Our executive officers and directors who are also shareholders will participate in the reclassification in the same manner and to the same extent as all of the other shareholders. We anticipate that all of our directors and executive officers will own more than 1,500 shares of common stock, and therefore continue as shareholders of common stock if the reclassification is approved. In addition, because there will be fewer outstanding shares of common stock, these directors will own a larger relative percentage of the company on a post-reclassification basis. As of August 31, 2006, our directors and executive officers collectively and beneficially held 684,236 shares or 35.66% of our common stock, and, if the reclassification is approved, will beneficially hold as a group, 41.18% of our common stock (based on the same number of shares).
Material Federal Income Tax Consequences of the Reclassification
          The following discusses the material federal income tax consequences to us and our shareholders that would result from the reclassification. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the reclassification, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a hedge, straddle or conversion transaction; or persons who are considered foreign persons for U.S. federal income tax purposes. In addition, this discussion does not discuss any state, local, foreign or other tax considerations.
          This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the reclassification, in light of their individual circumstances.
          Federal Income Tax Consequences to First Community
          We believe that the reclassification would be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to us.
          Federal Income Tax Consequences to Shareholders Who Continue to Own Common Stock
          If you continue to hold our common stock immediately after the reclassification, you will not recognize any gain or loss or dividend income in the transaction and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately prior to the reclassification.
          Federal Income Tax Consequences to Shareholders Who Receive Shares of Preferred Stock
          Shareholders receiving Series A preferred stock or Series B preferred stock in exchange for their common stock will not recognize any gain or loss or dividend income in the reclassification. The holding period and cost basis of the common stock reclassified will carry over to the preferred stock.
          Sale of Stock After Change in Control
          When the preferred stock converts back to common stock upon a change in control, a subsequent sale of the common stock will result in a capital gain or loss (i.e., gross proceeds less the cost basis of the stock sold).
          Sale of Stock Prior to Change in Control
          Where preferred stock is received for common stock in a tax-free recapitalization, the proceeds from a subsequent sale of this preferred stock will be ordinary income (dividend income) to the extent that the fair market value of the stock sold, on the date distributed to the shareholder, would have been a dividend to such shareholder had the company distributed cash in lieu of stock. Any excess of the amount received over the amount treated as ordinary income plus the cost basis of the stock will be treated as a capital gain. No loss will be recognized.
          Dividend Income
          Under current tax law, the above dividend income will be taxed at the same rates that apply to net capital gains (i.e., 5% and 15%). The current tax law provision in which dividends are taxed at net capital gain rates will not apply for tax years beginning after December 31, 2008. Unless any intervening tax legislation is enacted, ordinary income tax rates will be applicable for dividend income beginning January 1, 2009.
          Federal Income Tax Consequences to Shareholders Who Receive Cash Payments by Exercising Dissenters’ Rights
          If you receive cash as a result of exercising dissenters’ rights in the reclassification and do not continue to hold shares of our common stock immediately after the reclassification, you will be treated as having had your shares redeemed by us which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on your situation, will be taxed as either:

•	A sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares; or

•	A cash distribution which is treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the reclassification exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.
          Under Section 302 of the Code, a redemption of your shares of our common stock as part of the reclassification will be treated as a sale or exchange of the redeemed shares if any of the following are true:
•	the reclassification results in a “complete termination” of your interest in First Community;

•	your receipt of cash is “substantially disproportionate” with respect to other shareholders; or

•	your receipt of cash is “not essentially equivalent to a dividend.”
          These three tests are applied by taking into account not only shares that you actually own, but also shares that you constructively own pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, you are deemed to constructively own shares owned by certain individuals and entities that are related to you in addition to shares you own directly. For example, you are considered to own shares owned by or for your spouse, children, grandchildren, and parents, which is referred to as “family attribution.” In addition, you are considered to own a proportionate number of shares owned by estates or certain trusts in which you have a beneficial interest, by partnerships in which you are a partner, and by corporations in which you own, directly or indirectly, 50% or more (in value) of the stock. Similarly, shares owned directly or indirectly by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be treated as owned by these entities. This is referred to as “entity attribution.” You are also deemed to own shares which you have the right to acquire by exercise of an option. Furthermore, shares constructively owned by someone may be reattributed to you. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to you through family attribution.
          COMPLETE TERMINATION. If you receive cash as a result of exercising dissenters’ rights in the reclassification and do not constructively own any of our common stock after the reclassification, your interest in First Community will be completely terminated by the reclassification, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.
          If you receive cash in the reclassification and would only constructively own shares of our common stock after the reclassification as a result of family attribution, you may be able to avoid constructive ownership of the shares of our common stock by waiving family attribution and, thus, be treated as having had your interest in First Community completely terminated by the reclassification. Among other things, waiving family attribution requires (a) that you have no interest in First Community (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the reclassification and (b) that you include an election to waive family attribution in your tax return for the year in which the reclassification occurs.
          SUBSTANTIALLY DISPROPORTIONATE. If you receive cash in the reclassification and immediately after the reclassification you constructively own shares of our common stock, you must compare (a) your percentage ownership immediately before the reclassification (i.e., the number of common shares actually or constructively owned by you immediately before the reclassification divided by 1,918,667 which is our current number of outstanding shares) with (b) your percentage ownership immediately after the reclassification (i.e., the number of common shares constructively owned by you immediately after the reclassification divided by 1,661,608, which is our current estimate of the number of shares of common stock outstanding immediately after the reclassification).
          If your post-reclassification ownership percentage is less than 80% of your pre-reclassification ownership percentage, the receipt of cash is “substantially disproportionate” with respect to you, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.
          NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND. If (a) you exercise no control over the affairs of First Community (e.g., you are not an officer, director, or high ranking employee), (b) your relative stock interest in First Community is minimal, and (c) your post-reclassification ownership percentage is less than your pre-reclassification ownership percentage, then your receipt of cash is “not essentially equivalent to a dividend,” and you will, therefore, receive sale or exchange treatment on your shares of our common stock exchanged for cash. For these purposes, constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest, and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.
          In all other cases, if you receive cash, and immediately after the reclassification you constructively own shares of our common stock, the cash you receive will likely be treated: (a) first, as a taxable dividend to the extent of First Community’s accumulated earnings and profits; (b) then, if the total amount of cash paid in the reclassification exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.
          Capital Gain and Loss
          For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates of up to 35%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.
          Backup Withholding
          Shareholders who receive cash in the reclassification would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the reclassification to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the reclassification. Failure to provide such information may result in backup withholding at a rate of 28%.
          As explained above, the cash paid to you in the reclassification may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The discussion of material U.S. federal income tax consequences of the reclassification set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the reclassification, in light of your specific circumstances.
Dissenters’ Rights
          Under Tennessee law, all First Community shareholders who comply with the procedures set forth in Section 48-23-101 to 48-23-302 of the Tennessee Business Corporation Act (the “FBCA”) relating to dissenters’ rights are entitled to receive in cash the fair value of his or her shares of common stock. A shareholder must comply strictly with the procedures set forth in Tennessee law relating to dissenters’ rights which are set forth in Appendix B. Failure to follow any such procedures will result in a termination or waiver of his or her dissenters’ rights.
          In order to exercise dissenters’ rights, the shareholder—

•	must deliver to First Community, before the special meeting at which the vote is taken, a written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated, and

•	must not vote in favor of the proposed action.
          If the shareholder does not satisfy these requirements, the shareholder will not be entitled to payment for the shares under the dissenters’ rights statutes and will constitute a waiver of the shareholder’s rights under the dissenters’ rights statutes. In other words, if the shareholder does not vote against the reclassification (either by voting against it or by failing to vote), and also fails to deliver to First Community, before the special meeting, the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is reclassification is approved and completed, the shareholder’s rights to dissent from the reclassification transaction will be waived and terminated.
          If the proposed action creating dissenters’ rights is approved by the shareholders, First Community will deliver a notice to all shareholders who satisfied the requirements of the preceding paragraph. The notice shall be sent no later than ten (10) days after the approval of the actions by the shareholders and will state where the demand for payment must be sent and where and when the shareholder’s certificate(s) must be deposited. The notice will also contain a form for demanding payment which will require the shareholder to certify that the shareholder acquired the shares prior to the notice of the shareholders’ meeting, and it will also set a date by which First Community must receive the payment demand, which must be at least one month but not more than two months after the date of the notice.
          Upon receipt of the above notice, the dissenting shareholder must demand payment and deposit the shareholder’s certificates in accordance with the terms of the notice. If the shareholder does not strictly comply with the terms of the notice, the shareholder will not be entitled to payment for the shareholder’s shares. Thereafter, First Community will pay the dissenter the amount which First Community estimates to be the fair value of each of the dissenters’ shares, plus accrued interest. This payment will be accompanied with First Community’s balance sheet as of the end of the last fiscal year, an income statement for that year, and a statement of changes in shareholder’s equity for that year, and a copy of the latest available interim financial statements. First Community will also provide an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment if dissatisfied with First Community’s estimate of fair value.
          If the dissenting shareholder is dissatisfied with First Community’s estimate of fair value and the amount of interest due, the dissenting shareholder may demand payment of the dissenting shareholder’s estimate of fair value and interest due. If this demand remains unsettled, First Community must commence a proceeding in court within two (2) months petitioning the court to determine the fair value of the dissenting shareholder’s shares and accrued interest. If the Company does not commence the proceeding within the two-month period, the Company is required by law to pay any dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.
          The above is a summary only of the provisions of the Tennessee Business Corporation Act with respect to dissenters and is qualified in its entirety by the specific provision of the statutes which are attached hereto as Appendix B.
Regulatory Requirements
          In connection with the reclassification, we will be required to make a number of filings with, and obtain a number of approvals from, various federal and state governmental agencies, including:
•	filing of the Articles of Amendment to the Charter of First Community with the Tennessee Secretary of State, in accordance with Tennessee law; and

•	complying with federal and state securities laws, including filing a transaction statement on Schedule 13E-3 with the SEC.

Accounting Treatment
          The accounting treatment of the reclassification will be in accordance with U.S. generally accepted accounting principles. Shares of common stock reclassified to Series A preferred stock or Series B preferred stock will result in a reduction of the total assigned value of common stock outstanding and an equal increase in preferred stock outstanding. For shares purchased from dissenters, common stock will be reduced by the assigned value and additional paid-in capital will be reduced by the excess of the redemption price over the assigned value.
Financing of the Reclassification; Fees and Expenses
     Assuming there are no dissenting shareholders, the reclassification will not require the company to pay any cash payments to shareholders. If all shareholders who would receive the preferred stock as a result of the reclassification elect to exercise their right to dissent and to be paid cash, we would most likely decide not to proceed with the reclassification due to the fact that the aggregate payment will decrease our capital to levels which would most likely be considered inadequate by the banking regulators. To the extent we have shareholders who exercise dissenters’ rights, we will evaluate the estimated amount of cash necessary to pay these shareholders and the resulting impact on the level of our capital after such payment on bank regulatory requirements. If the resulting impact is not considered too adverse, we may elect to pay such shareholders from available funds of First Community received from dividends from our subsidiary bank.
          We will be responsible for paying the reclassification related fees and expenses, consisting primarily of fees and expenses of our attorneys and accountants, and other related charges. We estimate that our expenses will total approximately $175,000, assuming the reclassification is completed. This amount consists of the following estimated fees:

Description	Amount
Legal fees and expenses	$86,000
Accounting fees and expenses	$34,000
Printing and mailing costs	$4,000
Consulting	$35,000
Other	$16,000

Total	$175,000
          We intend to pay these transaction costs from working capital of the Company or, if necessary, from amounts paid to the Company by dividends paid to us by our subsidiary bank. The Company’s only material source of revenue is from dividends paid from its subsidiary bank from time to time as needed to maintain adequate liquidity at the holding company level. The subsidiary bank may pay dividends to us, and it may continue to do so as long as it has adequate earnings and is under no regulatory restrictions. Regulatory approval is not required for the payment of a dividend sufficient to fund the fees and expenses which we may incur.
DESCRIPTION OF CAPITAL STOCK
Common stock
          We have 10,000,000 shares of authorized common stock with no par value. As of August 31, 2006, we had 848 registered shareholders of record and 1,918,667 shares of common stock outstanding. The outstanding shares of common stock are fully paid and non-assessable. The holders of our common stock have one vote per share in all proceedings in which action shall be taken by our shareholders. The rights and preferences of the shareholders of common stock will be the same before and after the reclassification.
          Rights to dividends
          Dividends, when and if paid, are subject to determination and declaration by the company’s board of directors, which consider the financial condition of the company and the bank, results of operations, tax consequences, industry standards, economic conditions, and other relevant factors. The principal source of the company’s cash revenues is dividends received from the bank. The payment of dividends is subject to the regulation of government authorities who may prohibit banks and bank holding companies from paying dividends that would constitute an unsafe or unsound banking practice. In addition, the Company’s dividend policy is designed to retain sufficient amounts for healthy financial ratios, taking into account anticipated asset growth and other prudent financial management principles as well as applicable regulatory capital requirements. Other than the laws and regulations noted above, which apply to all banks and bank holding companies, neither the company nor the bank is currently subject to any regulatory restrictions on payment of dividends. The company declared a dividend of $0.28 per share in 2003, 2004, and 2005.
          Rights upon liquidation
          In the event of our voluntary or involuntary liquidation or dissolution, or the winding-up of our affairs, our assets will be applied first to the payment, satisfaction and discharge of our existing debts and obligations, including the necessary expenses of dissolution or liquidation, as well as any preferential rights for holders of all series of preferred stock then outstanding, and then pro rata to the holders of our common stock.
          General voting requirements
          The affirmative vote of the holders of a majority of the shares of common stock entitled to vote is required to approve any action for which stockholder approval is required.
Preferred Stock
          The charter of First Community currently authorizes the issuance of preferred stock, although none of these shares have ever been issued. The charter of First Community, if amendment to its charter is approved and filed, will authorize the issuance of up to 1,000,000 shares of preferred stock. Of this amount, the charter will authorize 400,000 shares of a new series of preferred stock which is designated as Series A Preferred Stock, and will authorize 200,000 shares of a new series of preferred stock which is designated as Series B Preferred Stock. These are the shares of Series A preferred stock which will be issued to holders of from 300 to 1,499 shares of common stock in the reclassification, and the shares of Series B preferred stock which will be issued to holders of fewer than 300 shares of common stock. As to the remaining shares of preferred stock which will not be issued in this transaction, our board of directors has the authority, without approval of our shareholders, from time to time to authorize the issuance of such stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as our board of directors may determine; provided, however, the holders of Series A preferred stock and Series B preferred stock must approve the issuance of shares superior to the preferred stock of each series by a majority vote of such shareholders voting as a class. The relative rights, preferences and limitations that our board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because our board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock. Although our board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.
Series A Preferred Stock and Series B Preferred Stock to be Issued in Reclassification
          The rights, preferences and limitations of the Series A preferred stock and the Series B preferred stock are similar in some respects; however, there are important differences between these two series of preferred stock. The following summary of the provisions of the Series A preferred stock and Series B preferred stock to be issued in the reclassification is subject to the detailed provisions of the amendment to the charter of First Community, attached hereto as a part of Appendix B.

          General
          The shares of Series A preferred stock and Series B preferred stock to be issued in the reclassification will each be fully paid and non-assessable shares of preferred stock.
          Rank
          The Series A preferred stock and the Series B preferred stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the company, generally rank senior to the common stock. The relative rights and preferences of the Series A preferred stock and Series B preferred stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of preferred stock and equity securities designated by the board of directors. The holders of the Series A preferred stock and Series B preferred stock have certain voting rights, described below, with respect to the approval of subsequent issuances of stock with rights senior to the preferred stock. The preferred stock is junior to indebtedness issued from time to time by the company, including notes and debentures.
          Dividend Rights
          The holders of the Series A preferred stock and Series B preferred stock are entitled to receive cash dividends, when, as and if declared by the board of directors of First Community. First Community may not pay any dividend on its common stock unless a dividend of 105% of the per share dividend paid to holders of common stock is paid to the holders of Series A preferred stock, and unless a dividend of 110% of the per share dividend paid to holders of common stock is paid to the holders of Series B preferred stock. First Community may, however, pay a dividend on common stock if the dividend is payable in shares of common stock or other stock of the company junior to the preferred stock. In addition, First Community may issue options, warrants or rights to subscribe for or purchase shares of common stock or junior stock, and the company may redeem any share of common stock or junior stock or any other shares of stock of the company ranking on parity with the preferred stock. In addition, First Community will pay an annual non-cumulative cash dividend of a minimum of $0.10 per share to the holders of Series B preferred stock.
          Perpetual Preferred Stock
          The Series A preferred stock and the Series B preferred stock are each referred to as perpetual preferred stock. Under the banking laws, this is defined as preferred stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.
          Voting Rights
          Except as expressly required by applicable law, the holders of Series A preferred stock are not entitled to vote on any matter. However, the holders of Series A preferred stock are entitled to vote together with the holders of Common Stock upon any transaction which would constitute a change of control of the Company which is required by law to be submitted to shareholders for approval, or which is submitted to the shareholders for approval by the board of directors of the Company, even though such approval is not otherwise required. In the event the holders of Series A preferred stock are entitled to vote for a change of control (as defined in the Company’s charter), the Series A preferred stock holders shall have the right to vote that number of shares of Common Stock into which their shares of Series A preferred stock would be converted upon the consummation of the change of control.
          Except as expressly required by applicable law, the holders of Series B preferred stock are not entitled to vote on any matter. However, the holders of Series B preferred stock shall be entitled to vote together with the holders of Common Stock upon any transaction which is required by law to be submitted to the holders of Series B preferred stock for approval. In the event the holders of Series B preferred stock are entitled to vote, such holders shall have the right to vote that number of shares of Common Stock into which their shares of Series B preferred stock would be converted upon the consummation of the transaction being voted on.

          Conversion Rights
          The shares of Series A preferred stock and Series B preferred stock each automatically convert to shares of common stock upon a change in control of First Community Corporation with each share of preferred stock convertible into one share of common stock.
          Liquidation Rights
          Holders of Series A preferred stock and Series B preferred stock are each entitled to a preference in the distribution of assets of First Community in the event of any liquidation, dissolution or winding-up of First Community, whether voluntary or involuntary, equal to the book value of the Company’s common stock as of the end of the calendar quarter preceding the record date of the transaction, but in no event less than the amount subsequently received by the holders of common stock. If upon the occurrence of any such event, the assets of First Community are insufficient to permit the payment to such holders of the full amount per share, then the entire assets and funds of First Community legally available for distribution will be distributed among the holders of Series A preferred stock and Series B preferred stock pro rata according to the number of shares of preferred stock held by each.
          Preemptive Rights
          Holders of Series A preferred stock will have preemptive rights to purchase additional shares of a class or series issued in the future which will have superior rights or are on parity with the Series A preferred stock. Series B preferred stock will not have preemptive rights to purchase additional shares of any other class of capital stock of First Community that may be issued in the future.
          Redemption Rights
          Holders of Series A preferred stock or Series B preferred stock have no right to require that First Community redeem their shares nor does First Community have the right to require the holders of either series of preferred stock to sell their shares to the Company.
          Exemption from Registration
          We are issuing the shares of Series A preferred stock and Series B preferred stock without registration under Section 3(a)(9) of the Securities Act of 1933 in reliance on the exemption that permits the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. We believe that exemption is available to the reclassification because we are only issuing the preferred stock to our holders of common stock and to no other persons or entities. Further, we are not paying any commission or other remuneration for soliciting the approval of the reclassification.
ABOUT THE SPECIAL MEETING
Date, Time and Place of Special Meeting; Proposals to be Considered at the Special Meeting
          Our board of directors is asking for your proxy for use at a special meeting of shareholders to be held on                     ,                     , 2006, at 9:00 a.m. local time at Bone McAllester Norton PLLC, 1600 Nashville City, 511 Union Street, Nashville, Tennessee 37219 and at any adjournments or postponements of that meeting.
          Our board of directors has authorized, and unanimously recommends for your approval at the special meeting, the approval of the charter amendment and the reclassification.
          Our board of directors will have the discretion to determine if and when to effect the reclassification, and reserves the right to abandon the transaction even if it is approved by the shareholders. The board of directors might, for example, not complete the reclassification if a significant number of shareholders, who would otherwise receive common stock or one of the series of preferred stock, elect instead to exercise their dissenters’ rights. The reclassification will become effective upon the filing of the necessary articles of amendment to the charter of First Community with the Tennessee Secretary of State. The form of the charter amendment is attached to this proxy statement as Appendix A.
          We expect that if the shareholders approve and the board elects to effect the reclassification, the reclassification will be completed as soon as practicable after the special meeting.
          Shareholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the special meeting. The board is not aware of any other business to be conducted at the special meeting.
Effective Date of Reclassification
          If the reclassification is approved by shareholders at the special meeting, it will become effective upon the filing with the Tennessee Secretary of State of the Articles of Amendment to the Charter of First Community. As soon as practical following the filing of the Articles of Amendment, we will send to holders of common stock whose shares are being reclassified into Series A preferred stock or Series B preferred stock a letter of transmittal for use by them to submit their certificates of common stock for certificates evidencing shares of preferred stock.
Record Date
          You may vote at the special meeting if you were the record owner of shares of our common stock at the close of business on                     , 2006, which has been set as the record date. You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.
Quorum; Vote Required for Approval
          The presence, in person or by proxy, of a majority of our outstanding shares of common stock is necessary to constitute a quorum at the special meeting. Approval of the charter amendment and the reclassification each requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock entitled to vote at the special meeting, or 959,335 of the 1,918,667 outstanding shares. Because our executive officers and directors have the power to vote a total of 684,236 shares, and because we believe that all of them will vote in favor of the transaction, this means a total of 275,099 shares held by shareholders who are not executive officers or directors of the company will be required to vote in favor of the transaction for it to be approved. Because our executive officers and directors hold 35.66% of the voting power of our outstanding common stock, there is no assurance that the reclassification will be approved.
          Abstentions and broker non-votes are counted for purposes of establishing a quorum at the special meeting, and will have the effect of a vote “AGAINST” the amendment and the reclassification. Approval of the amendment and the reclassification does not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.
          Any proposal to adjourn or postpone the special meeting, if necessary, must be approved by the holders of at least a majority in voting power of the outstanding shares of our common stock present at the meeting.
Voting and Revocation of Proxies
          You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. If a proxy card is submitted without instructions, the proxies will be voted “FOR” the proposal to approve the reclassification and the proposal to adjourn or postpone the meeting, if necessary.
          You can revoke your proxy at any time before First Community takes a vote at the meeting by:
•	delivering to Mark A. Gamble, our President, at our corporate offices at 809 West Main Street, Rogersville, Tennessee, on or before the business day prior to the special meeting, a later-dated and signed proxy card or a written revocation of the proxy; or

•	delivering to Mr. Gamble at the special meeting prior to the taking of the vote on the reclassification a later-dated and signed proxy card or a written revocation; attending the special meeting and voting in person; or if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.
          Revoking a proxy will not affect a vote once it has been taken. Attendance at the special meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the special meeting if you wish to change a vote that you have previously made by submitting a signed proxy.
          Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, except to the extent that such matters would include substantive matters presented by the Company that would otherwise be required to be separately set out by the Company on the proxy card.
Solicitation of Proxies; Expenses of Solicitation
          Solicitation of proxies will be made primarily by mail. Proxies may also be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.
          We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares that those persons hold of record.
          We are mailing this proxy material to our shareholders on or about                     , 2006.
About First Community Corporation
          First Community Corporation is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended. Our business address is 809 West Main Street, Rogersville, Tennessee 37857, and our telephone number is (423) 272-5800. We own 100% of our subsidiary bank, First Community Bank of East Tennessee, a Tennessee banking corporation.
FINANCIAL INFORMATION
Selected Historical Financial Data
          Set forth below is our selected historical and pro forma consolidated financial information. The historical financial information for December 31, 2005 and 2004 was derived from the audited consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, and from data contained in the Annual Report. The historical financial information for the six months ended June 30, 2006, and the three months ended March 31, 2006, was derived from the unaudited consolidated financial statements for the unaudited fiscal period ended June 30, 2006. More comprehensive financial information is included in our Annual Report filed on 10-KSB and our quarterly reports filed on 10-QSB. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, our Annual Report and our quarterly reports, and all of the financial statements and related notes contained in the Annual Report and such quarterly reports, copies of which may be obtained as set forth below under the caption “Other Matters—Where You Can Find More Information.”

First Community Corporation
Selected Consolidated Financial Information
Dollars in Thousands
(except per share data)
For the Six Months Ended June 30 and Three Months Ended March 31, 2006 (unaudited)
Fiscal Year Ended December 31, 2005 and December 31, 2004 and December 31, 2003 (audited)

	June 30	March 31	December 31
	2006	2006	2005	2004	2003
Cash and cash equivalents	$7,825	$10,647	$5,602	$5,163	$9,336

Investments	17,782	18,071	16,454	15,691	14,515
Loans (Net)	184,126	180,576	181,300	166,071	151,576
Other assets	17,296	15,908	16,042	15,196	13,327
Total Assets	227,029	225,202	219,398	202,121	188,754
Deposits	181,945	183,449	178,505	160,308	158,225
Subordinated debt-trust preferred	7,217	7,217	7,217	7,000	4,000
Other liabilities	23,065	20,110	19,779	22,495	15,886
Total Liabilities	212,227	210,776	205,501	189,803	178,111
Preferred Stock	—	—	—	—	—
Common Stock	7,456	7,444	7,431	7,388	7,183
Retained Earnings	7,713	7,252	6,722	5,002	3,530
Accumulated other comprehensive income	(367)	(270)	(256)	(73)	(69)
Total Stockholders Equity	14,802	14,426	13,897	12,318	10,644
Interest Income	6,976	3,360	13,036	10,974	10,376
Interest Expense	3,394	1,611	5,322	3,802	3,749
Provision for loan losses	81	21	102	257	488
Net interest income (2)	3,501	1,728	7,714	6,916	6,139
Net income from continuing operations	1,259	664	2,256	2,007	1,941
Net income	1,259	664	2,256	2,007	1,941
Preferred Stock Dividends
Net Income Available to Common Shareholders
Basic earnings per common share	.66	.35	1.18	1.05	1.03
Diluted earnings per common share	.66	.35	1.17	1.05	1.03
Book Value per Common Share	7.71	7.53	7.26	6.46	5.66

(1)	As a bank holding company, in accordance with industry practice, we present our balance sheet on an unclassified basis. Accordingly, current assets, current liabilities and noncurrent liabilities are not presented.

(2)	Represents the difference between interest income and interest expense and is the equivalent of gross profit from our banking activities.

(3)	The company has no long-term debt and therefore does not present any ratio of earnings to fixed charges.

Selected Pro Forma Consolidated Financial Information
          The summary pro forma balance sheet data is based on historical data as of June 30, 2006, adjusted to give effect to the conversion of 226,088 shares of common stock (which constitute the shares held by those holders of shares of common stock between 300 and 1,499) into shares of Series A preferred stock and the conversion of 30,971 shares of common stock (which constitute the shares held by those holder of fewer than 300 shares of common stock) into shares of Series B preferred stock in the classification transaction. The pro forma balance sheet data is based on the assumption that an aggregate of 226,088 shares of common stock will be converted into an equal number of shares of Series A preferred stock, an aggregate of 30,971 shares of common stock will be converted into an equal number of shares of Series B preferred stock and that expenses of $175,000 will be incurred in the reclassification transaction. We have assumed that all of the cash required for the expenses of the transaction was paid from available cash, and that all such cash would be derived from a dividend paid to us by our subsidiary bank. We have not adjusted the pro forma income statement data for the effects of the anticipated cost savings that we expect as a result of the transaction, since the most significant expense relates to implementation of Section 404 of the Sarbanes-Oxley Act.
          The following selected consolidated financial information gives effect to the reclassification transaction as if it had occurred on January 1, 2006 for the fiscal period ended June 30, 2006. The pro forma information set forth below is not necessarily indicative of what our actual financial position would have been had the transaction been consummated as of the above referenced date.

First Community Corporation
Selected Consolidated Pro Forma Financial Information
Dollars in Thousands
(except per share data)
Six Months Ended June 30, 2006 (Pro Forma)

Pro Forma (4)
June 30, 2006
Cash and cash equivalents	$7,706
Investments	17,782
Loans	184,126
Other assets	17,296
Total Assets	226,910
Deposits	181,945
Subordinated debt-trust preferred	7,217
Other liabilities	23,065
Total Liabilities	212,227
Preferred Stock: Series A	1,743
Preferred Stock: Series B	239
Common Stock	5,474
Retained Earnings	7,594
Accumulated other comprehensive income	(367)
Total Stockholders Equity	14,683
Interest Income	6,976
Interest Expense	3,394
Provision for loan losses	81
Net interest income (2)	3,501
Net income from continuing operations	1,143
Net income	1,143
Preferred Stock Dividends	39
Net Income Available to Common Shareholders	1,104
Basic earnings per common share	.66
Diluted earnings per common share	.66
Book Value per Common Share	7.65

(1)	As a bank holding company, in accordance with industry practice, we present our balance sheet on an unclassified basis. Accordingly, current assets, current liabilities and noncurrent liabilities are not presented.

(2)	Represents the difference between interest income and interest expense and is the equivalent of gross profit from our banking activities.

(3)	The company has no long-term debt and therefore does not present any ratio of earnings to fixed charges.

(4)	The Pro Forma statement as of June 30, 2006, adjusts the actual June 30, 2006 statements to take into account the following items which would have occurred if the merger had been in effect on January 1, 2006; an additional $175,000 of expense associated with the transaction, which equals $116,000 on an after-tax basis, and an additional $3,000 of dividends which would have been paid to holders of Series A Preferred Stock and Series B Preferred Stock, the new classes of preferred stock, above the amount paid to common shareholders (a proposed annual dividend of $0.30/share for Series A preferred stock, and $0.31/share for Series B preferred stock, compared to the current $0.28/share for common stock), for the first two quarters of 2006. The total Dividend paid to preferred shareholders would have been $36,000 for the first two quarters of 2006.

DIRECTORS OF THE COMPANY
The following sets forth certain information regarding our directors:
          Leland A. Davis, Director. Mr. Davis owned Lee Davis Oil Company, an oil jobber, from 1954 to 1976, when the business was sold. Since that time, he has been an active commercial real estate developer in Kingsport, Tennessee. Age 83.
          Mark A. Gamble, Director and President (Chairman and Chief Executive Officer of the Bank). Mr. Gamble has served as an officer of the Company (or of its predecessor) since its inception. He was appointed President of the Company in January 2000, and Chief Executive Officer of the Bank in April 2000. He was elected Chairman of the Bank in March 2006. Prior to joining the Company, Mr. Gamble was an officer of First American National Bank and was also employed by the Federal Deposit Insurance Corporation. He is a graduate of East Tennessee State University. Age 52.
          Jerry C. Greene, Director and Vice President (President and Chief Operating Officer of the Bank). Mr. Greene joined the Bank as Senior Vice President in March 2002, was named Executive Vice President in March 2003, and was named Chief Operating Officer in May 2005. He was elected President of the Bank and Vice President of the Company in March 2006. He has over 16 years of banking experience, most recently at AmSouth Bank, which he joined in 1995. In 1996, he was named Senior Vice President and Manager of the Commercial Middle Market Group for AmSouth’s Northeast Tennessee Market. Mr. Greene, who earned the Certified Cash Manager designation from the Association of Financial Professionals, holds a bachelors degree in economics from the University of Tennessee and is a graduate of the American Bankers Association National Commercial Lending Graduate School at the University of Oklahoma. Age 42.
          Kenneth E. Jenkins, Director. Mr. Jenkins has been the Chief Executive Officer of Morristown Drivers Service, a trucking company, since 1993, and was the founder of Minco, Inc., a producer of industrial ceramic materials. Mr. Jenkins is an active investor in Morristown and Greeneville, Tennessee, and is also involved in farming. Age 80.
          Dr. David R. Johnson, Director. Dr. Johnson has practiced small animal medicine and surgery in Kingsport since 1979, and is owner of Kingsport Veterinary Hospital. He is a graduate of the University of Tennessee and Auburn School of Veterinary Medicine. Age 56.
          William J. Krickbaum, Director and Chairman of the Board. Mr. Krickbaum is the President of Lyons Construction Company, Inc., a heavy construction and bridge building company, and has served in that office since 1973, and he has been President of Tri-Cities Concrete Co., a supplier of transit mixed concrete, since 1988. He is also a partner in certain local joint business ventures, including real estate developments. Age 65.
          Sidney K. Lawson, Director. Mr. Lawson is the President and Chief Executive Officer of Lawson Construction Company, Inc., a commercial contracting firm in Rogersville, and has served in that office since 1969. He is also actively engaged in farming. Age 62.
          A. Max Richardson, Director. Mr. Richardson is a real estate developer, selling and auctioning farmland and estates. He owns Richardson & Richardson Realty and Auction Company, Inc., of which he became President in 1994. He is a graduate of the University of Tennessee. Age 52.
          Tommy W. Young, Director and Secretary. Mr. Young has been General Manager of the Hawkins County Gas Utility District, a distributor of natural and propane gas, since 1977. He is also Vice Chairman of the Hawkins County Industrial Commission. Age 70.

MARKET PRICE OF FIRST COMMUNITY
COMMON STOCK AND DIVIDEND INFORMATION
Comparative Market Price Data
          First Community’ stock is not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. We are aware of certain transactions in our shares of common stock that have occurred since January 1, 2003, although the trading prices of all stock transactions are not known. The following sets forth the high and low trading prices for certain trades of our common stock that occurred in transactions known to us in the respective periods since January 1, 2003. There may be other transactions of which we are not aware. We serve as the transfer agent for our shares of common stock. Accordingly, the trading prices of stock transactions that are known to us are through buyers and/or sellers reporting those prices to us at the time they request that we re-register shares traded from the name of the seller to the buyer. No third party resources have been utilized by First Community to obtain any privately negotiated trades of the common stock.

Quarter ending:	High	Low	Shares Traded
June 30, 2006	$20.00	$17.00	8,099
March 31, 2006	$17.00	$16.00	2,400

December 31, 2005	$19.00	$18.00	13,988
September 30, 2005	$20.00	$19.00	1,250
June 30, 2005	$20.00	$19.75	5,770
March 31, 2005	$20.00	$19.00	1,950

December 31, 2004	$20.00	$18.75	4,370
September 30, 2004	$20.00	$16.00	11,074
June 30, 2004	$19.00	$17.50	4,150
March 31, 2004	$18.00	$16.00	7,095

December 31, 2003	$16.00	$15.00	12,171
September 30, 2003	$17.00	$14.00	10,404
June 30, 2003	$16.50	$14.00	3,458
March 31, 2003	$16.00	$15.00	21,790
Dividends
          We paid cash dividends of $0.28 per share in 2003 and $0.28 per share in 2004, and $0.28 per share in 2005. Regulations issued by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Tennessee Department of Financial Institutions govern our and our subsidiary bank’s capital requirements and may affect the amount of dividends we can pay. Generally, the timing and amount of future dividends on our shares will depend on earnings, cash requirements, our and our subsidiary bank’s financial condition, applicable government regulations and other factors that our board deems relevant.
          The Tennessee Business Corporation Act prohibits us from paying dividends if payment of dividends would render us unable to pay our debts as they come due in the ordinary course of business or if our total assets would be less than the sum of our total liabilities.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information with respect to the beneficial ownership of common stock at March 31, 2006, by each of our directors and by all of our directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

	NUMBER OF SHARES	PERCENTAGE
NAME AND ADDRESS	BENEFICIALLY OWNED	OF SHARES
OF BENEFICIAL OWNER	ON JUNE 30, 2006	OUTSTANDING
Tyler K. Clinch (1) 1007 Laurelwood Drive Kingsport, TN 37660	11,800	0.62%

Leland A. Davis (2) 5416 Orebank Road Kingsport, Tenn. 37661	27,000	1.41%

Mark A. Gamble (3) 4507 Tanglewood Road Kingsport, Tenn. 37664	109,199	5.69%

Jerry C. Greene (4) 265 Park Ridge Court Kingsport, TN 37664	48,189	2.51%

Kenneth E. Jenkins (5) 8151 Stagecoach Road Bulls Gap, Tenn. 37711	143,896	7.50%

Dr. David R. Johnson (6) 2608 Suffolk Street Kingsport, Tenn. 37660	41,056	2.14%

William J. Krickbaum (7) 704 W. Hills Drive Rogersville, Tenn. 37857	136,200	7.10%

Sidney K. Lawson (8) P.O. Box 700 Rogersville, Tenn. 37857	94,660	4.93%

A. Max Richardson 375 Westfield Place Kingsport, Tenn. 37664	9,908	.52%

Tommy W. Young (9) P.O. Box 652 Rogersville, Tenn. 37857	62,328	3.25%

All Directors and Executive Officers as a group (10 persons) (10)	684,236	35.66%

(1)	Includes 10,000 shares Ms. Clinch has the right to acquire in connection with stock options granted by the Company. Also includes 100 shares held by her husband and 300 shares held by her children, as to all 400 shares she disclaims beneficial ownership.

(2)	Includes 3,000 shares that Mr. Davis has a right to acquire in connection with stock options granted by the Company, and 24,000 shares in a trust of which he is a co-trustee and primary beneficiary and has shared voting and investment power with his spouse.

(3)	Includes 90,000 shares that Mr. Gamble has a right to acquire in connection with stock options granted by the Company, and 12,000 shares, as to which Mr. Gamble disclaims beneficial ownership, held by his wife.

(4)	Includes 37,500 shares that Mr. Greene has a right to acquire in connection with stock options granted by the Company.

(5)	Includes 3,000 shares that Mr. Jenkins has a right to acquire in connection with stock options granted by the Company, and 16,500 shares held by a trust [of which Mr. Jenkins is trustee and has voting power over the shares].

(6)	Includes 3,000 shares that Dr. Johnson has a right to acquire in connection with stock options granted by the Company, and 5,025 shares, as to which Dr. Johnson disclaims beneficial ownership, held by his wife.

(7)	Includes 828 shares that Mr. Krickbaum currently has a right to acquire in connection with stock options granted by the Company; includes 8,142 shares held by his wife and 1,000 shares held by a child, as to all of which he disclaims beneficial ownership; 17,100 shares owned by Lyons Construction Company, all of the capital stock of which is owned by Mr. Krickbaum; 2,500 shares of K & K Enterprises, of which Mr. Krickbaum is the controlling principal.

(8)	Includes 1,500 shares that Mr. Lawson currently has a right to acquire in connection with stock options granted by the Company. Includes 20,036 shares, as to which Mr. Lawson disclaims beneficial ownership, held by his wife.

(9)	Includes 3,069 shares, as to which Mr. Young disclaims beneficial ownership, held by his wife.

(10)	Includes a total of 148,828 shares that all directors and officers currently have a right to acquire in connection with stock options granted by the Company.

COMMON STOCK PURCHASE INFORMATION
Recent Transactions
          During the prior two year period, the Company’s directors made the following purchases of common stock:

		# of	Price per
Date	Director name	shares	share
May 2004	William J. Krickbaum	1000	$17.50
May 2004	Leland A. Davis	9000	$4.50	Exercised director stock options
June 2004	William J. Krickbaum	200	$9.33	Exercised director stock options
September 2004	William J. Krickbaum	200	$9.33	Exercised director stock options
September 2004	Jerry C. Greene	875	$19.00
September 2004	Jerry C. Greene	5074	$19.50
September 2004	Jerry C. Greene	150	$20.00
March 2005	William J. Krickbaum	192	$9.33	Exercised director stock options
April 2005	David R. Johnson	1500	$6.00	Exercised director stock options
May 2005	Leland A. Davis	1500	$6.00	Exercised director stock options
June 2005	William J. Krickbaum	43	$9.33	Exercised director stock options
June 2005	William J. Krickbaum	112	$12.67	Exercised director stock options
June 2005	William J. Krickbaum	950	$20.00
September 2005	Jerry C. Greene	150	$19.00
October 2005	Tommy W. Young	786	$18.00
December 2005	William J. Krickbaum	280	$12.67	Exercised director stock options
January 2006	Tommy W. Young	1000	$16.50
January 2006	Tommy W. Young	1000	$16.50
March 2006	William J. Krickbaum	140	$12.67	Exercised director stock options
March 2006	David R. Johnson	1500	$7.33	Exercised director stock options
April 2006	Mark A. Gamble	212	$20.00
April 2006	William J. Krickbaum	212	$20.00
April 2006	Tommy W. Young	441	$20.00
April 2006	David R. Johnson	300	$19.00
April 2006	Kenneth E. Jenkins	223	$20.00
April 2006	A. Max Richardson	200	$20.00

		# of	Price per
Date	Director name	shares	share
April 2006	Leland A. Davis	1500	$7.33	Exercised director stock options
April 2006	Jerry C. Greene	212	$20.00
June 2006	William J. Krickbaum	140	$12.67	Exercised director stock options
August 2006	Mark A. Gamble	1987	$16.00
August 2006	William J. Krickbaum	3288	$16.00
August 2006	Sidney K. Lawson	3287	$16.00
August 2006	Tommy W. Young	5759	$16.00
August 2006	David R. Johnson	3287	$16.00
August 2006	Kenneth E. Jenkins	5750	$16.00
August 2006	A. Max Richardson	1644	$16.00
August 2006	Jerry C. Greene	3288	$16.00
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Transactions
          Transactions with Directors and Officers
          Certain directors and executive officers of First Community, and their related interests, had loans outstanding to our subsidiary bank in the aggregate amounts of $2,624,027 at March 31, 2006. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than normal risks of collectability or present other unfavorable features. Like all banks, our subsidiary bank is subject to Regulation O, which is a regulation issued by the Board of Governors of the Federal Reserve System. This regulation governs any loan made by a bank to an executive officer, director, or principal shareholder (i.e., a holder of 10% or more of the outstanding shares). Among other things, the regulation provides that no bank may extend a loan to any director, executive officer or principal shareholder unless the loan is made on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the bank with other persons that are not subject to the regulation and who are not employed by the bank. In addition, the loan must not involve more than the normal risk of repayments or present other unfavorable features. The loan also must be approved by the board of directors, excluding the person whose loan is being considered by the board. That person also may not participate in any discussion relating to the loan. Prior to making loans to our directors and executive officers, we review the loans that are in our portfolio in order to assure that we can comply with the requirements of Regulation O. In addition, from time to time, we are examined by the Federal Deposit Insurance Corporation and the Tennessee Department of Financial Institutions. The examinations include a review of our loans to our directors and executive officers as a part of their periodic examinations. The prohibitions on certain extensions of credit to directors and executive officers contained in the Sarbanes-Oxley Act do not apply to any of these loans.
          Agreements Involving First Community’s Securities
          We are not aware of any agreements relating to our common stock.

OTHER MATTERS
Reports, Opinions, Appraisals and Negotiations
          We have not received any report, opinion or appraisal from an outside party that is related to the reclassification, except for a report from Howe Barnes Investments, Inc. provided to our board of directors at a special meeting on June 24, 2006. For a summary of the report, see “SPECIAL FACTORS – Background of the Reclassification.” We did not provide any specific instructions to Howe Barnes about how to prepare the report other than providing general financial information about the Company with respect to potential dividend payments and related guidance. Howe Barnes will receive an advisory fee of $25,000 plus reasonable out of pocket expenses.
Persons Making the Solicitation
          The enclosed proxy is solicited on behalf of our board of directors. The cost of soliciting proxies in the accompanying form will be borne by us. In addition to the use of mail, our officers, directors, and staff may solicit proxies by telephone or other electronic means. Upon request, we will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of existing common stock.
Other Matters at the Special Meeting
          As of the date of this proxy statement, the only business that our management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
Forward Looking Statements
          Statements contained herein that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this proxy statement. The forward-looking statements are made as of the date of this proxy statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.
          We caution you not to place undo reliance on any forward-looking statements made by, or on behalf of, us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See “-Where You Can Find More Information.”
Where You Can Find More Information
          We are subject to the information requirements of the Securities Exchange Act, as amended, and we file reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC’s public reference facilities located at 100 F Street, NE, Room 1580, Washington, DC 20549, telephone (202) 551-8090. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330, or via the SEC’s website at www.sec.gov.
          We have filed a Schedule 13E-3 under the Securities Exchange Act in connection with the reclassification. This proxy statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.

Information Incorporated by Reference
     In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. The following documents are incorporated by reference herein:

•	our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, including the interim financial information;

•	our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, including the interim financial information; and

•	our Annual Report on Form 10-KSB for fiscal year ended December 31, 2005, including audited financial information.
     We are also incorporating by reference all additional reports and other information filed by us with the SEC under Sections 13(a), 13(c), or 15(d) of the Securities Exchange Act between the date of this document and the date of consummation of the reclassification.
     We have supplied all information contained in or incorporated by reference in this document relating to us, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act’s forward looking statement safe harbor contained in any such document is excluded, and is not incorporated herein by reference. You may have been sent some of the reports and other information incorporated by reference in this document by us, but you can also obtain any of them through the SEC at the locations described above, or through us at the address below. We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information incorporated by reference in this document by us. You should direct your request to the following address: First Community, 809 West Main Street, Rogersville, Tennessee 37857; Attention: Mark A. Gamble.
INDEX TO EXHIBITS

Page
Appendix A — Articles of Amendment to the Charter of First Community Corporation	A-1

Appendix B — Tennessee Code Annotated Sections 48-23-101 through 48-23-302	B-1

APPENDIX A
ARTICLES OF AMENDMENT
TO THE CHARTER OF
FIRST COMMUNITY CORPORATION
     Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned Corporation adopts the following amendment to its Charter:
1. The name of the Corporation is: First Community Corporation
2. The Charter of the Corporation is hereby amended by deleting Section 6 in its entirety and inserting in lieu thereof the following:
6.1 Capital Stock
     The aggregate number and designation of the classes of shares of capital stock that the Corporation shall have authority to issue are as follows:

Class	No. of Shares Authorized	Par Value
Common Stock	10,000,000	None
Preferred Stock	1,000,000	$7.71
6.2 Common Stock
     The Board of Directors is authorized to issue Common Stock from time to time. The holders of Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefore. The holders of outstanding Common Stock shall be entitled to one (1) vote for each share of Common Stock standing in his or her name on the books of the Corporation on all matters submitted to a vote of the Corporation’s shareholders. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding Common Stock shall be entitled to be paid out of the net assets of the Corporation, after payment to the holders of the outstanding Preferred Stock of the amount to which they are entitled, the balance of such assets according to their respective rights. Holders of shares of Common Stock are not entitled to redemption or conversion rights, or preemptive rights with respect to any shares or other securities of the Corporation which may be issued.
     6.3 Preferred Stock
     The Board of Directors is authorized to issue Preferred Stock from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption Articles of Amendment to the Charter of the Corporation setting forth:
          (a) the maximum number of shares in the series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;
          (b) whether shares of the series shall have special, conditional or limited voting rights, or no right to vote, except to the extent prohibited by law;
          (c) whether shares of the series are redeemable or convertible (A) at the option of the Corporation, a shareholder or another person or upon the occurrence of a designated event, (B) for cash, indebtedness, securities or other property and (C) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;
          (d) any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, non-cumulative or partially cumulative;
          (e) the amount payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
          (f) any preference of the shares of the series over the shares of any other series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation; and
          (g) any other preferences, limitations or specified rights now or hereafter permitted by the laws of the State of Tennessee and not inconsistent with the provisions of the paragraph.
All shares of each series shall have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, of those of other series of the same class.
     6.3.1 Articles of Amendment
     Before the issuance of any shares of a series, Articles of Amendment establishing such series shall be filed with and made effective by the Secretary of State of Tennessee, as required by law.
     6.3.2 Priorities of Classes or Series
     For the purpose of the Charter, the shares of any class or series of the Corporation shall be deemed to rank as follows:
          (a) senior to other shares either as to dividends or as to rights in liquidation, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other shares;
          (b) on a parity or pari passu with other shares either as to dividends or as to rights in liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of such other shares, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in proportion to their respective dividend rates or prices, without preference or priority one over the other with respect to the holders of such shares; and
          (c) junior to other shares either as to dividends or as to rights in liquidation, if such shares shall be Common Stock or if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be in preference or priority to the holders of such shares.
          6.3.3 Liquidation
          In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding Preferred Stock shall be entitled to be paid out of the net assets of the Corporation before any distribution or payment shall be made to the holders of the Common Stock but, after payment to the holders of the outstanding Preferred Stock of the amount to which they are respectively entitled, the balance of such assets, if any, shall be paid to the holders of the outstanding Common Stock according to their respective rights. For purposes of this Paragraph, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation, nor the sale, lease or other disposition of all or substantially all of the Corporation’s properties or assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the Corporation.
6.4 Series A Preferred Stock
     The Corporation shall have the authority to issue up to 400,000 shares of Series A Preferred Stock with the following preferences and rights.
     6.4.1 Dividends
     The holders of Series A Preferred Stock shall be entitled to receive, but only when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefore, cash dividends. The Corporation shall not declare or pay any dividends or make other distributions on Common Stock unless a dividend or other distribution equal to 105% of the per share dividend paid on the Common Stock is paid to the holders of Series A Preferred Stock (measured on a share for share basis, subject to Section 6.4.6 below). Notwithstanding the foregoing, the Corporation (i) may declare and pay a dividend on Common Stock if the dividend is payable in shares of Common Stock or other stock of the Corporation junior to the Series A Preferred Stock as to the payment of dividends and distributions upon liquidation, dissolution and winding up of the Corporation (referred to hereafter as “Junior Stock”); (ii) may issue options, warrants or rights to subscribe for or purchase shares of Common Stock or Junior Stock or purchase, and (iii) may redeem or otherwise acquire any share of Common Stock or Junior Stock or any other shares of capital stock of the Corporation ranking on a parity with the Series A Preferred Stock.
     6.4.2 Liquidation Rights
     In the event of a liquidation, dissolution and winding up of Corporation whether voluntary or involuntary, the registered holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, before any distributions to the holders of Common Stock or any other Junior Stock, an amount equal to the “Liquidation Preference” with respect to such shares of Series A Preferred Stock. The Liquidation Preference for the Series A Preferred Stock shall be equal to the book value of the Common Stock as of the end of the calendar quarter preceding the record date of the transaction, but in no event will the amount paid to holders of Series A Preferred Stock be less per share than the final distribution per share paid to the holders of Common Stock. After receipt of the Liquidation Preference, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distributions of the assets of the Corporation. If, upon any such liquidation, dissolution and winding up of the Corporation, the assets of the corporation are insufficient to make full payment to the holders of shares of the Series A Preferred Stock and to the holders of any Preferred Stock ranking as to liquidation, dissolution and winding up, on a parity with the Series A Preferred Stock, then such assets will be distributed pro rata among the holders of shares of Series A Preferred Stock and any other series of Preferred Stock of equal rank in proportion to the amounts of their respective Liquidation Preferences.
     6.4.3 Conversion
     Each share of Series A Preferred Stock shall automatically convert into a share of Common stock immediately prior to the closing of a Change of Control; provided, however, such conversion shall be conditioned upon the closing of any such Change of Control. For these purposes, a “Change of Control” means any one of the following:
     (i) Any person or entity or group of affiliated persons or entities becomes a beneficial owner, directly or indirectly, of 50% or more of Corporation voting securities;
     (ii) Corporation enters into a merger, consolidation or combination of Corporation with an unaffiliated entity in which either or both of the following occurs: (A) the Board of Directors of

Corporation immediately prior to such merger, consolidation or combination will constitute less than a majority of the board of directors of the surviving, new or combined entity; or (B) less than 75% of the outstanding voting securities of the surviving, new or combined entity will be beneficially owned by the shareholders of Corporation immediately prior to such merger, consolidation or combination; or
     (iii) Corporation transfers all or substantially all of Corporation’s assets, other than to a wholly-owned Subsidiary of Corporation.
     6.4.4 Voting Rights
     Except as expressly required by applicable law, the holders of Series A Preferred Stock are not entitled to vote on any matter. Notwithstanding the foregoing, the holders of Series A Preferred Stock shall be entitled to vote together with the holders of Common Stock upon any transaction which would constitute a Change of Control under the preceding Section 6.4.3 which is required by law to be submitted to holders of Series A Preferred Stock for approval, or which is submitted to the holders of Series A Preferred Stock for approval by the board of directors of the Corporation, even though such approval is not otherwise required. In the event the holders of Series A Preferred Stock are entitled to vote under the conditions set out in the preceding sentence, such holders shall have the right to vote that number of shares of Common Stock into which their shares of Series A Preferred Stock would be converted upon the consummation of the Change of Control.
     6.4.5 Preemptive Rights
     Holders of shares of Series A Preferred Stock are entitled to preemptive rights with respect to any shares or other securities of the Corporation which may be issued by the Corporation in the future which have any rights or preferences which would cause such shares or securities to be superior to or on a parity with the shares of Series A Preferred Stock.
     6.4.6 Anti-Dilution Adjustments
     If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares, or stock dividend, appropriate adjustment shall be made by the Board of Directors of the Corporation in the number, and relative terms, of the shares of Series A Preferred Stock.
     6.4.7 Redemption Rights
     The shares of Series A Preferred Stock shall have no redemption rights.
6.5 Series B Preferred Stock
     The Corporation shall have the authority to issue up to 200,000 shares of Series B Preferred Stock with the following preferences and rights.
     6.5.1 Dividends
     The holders of Series B Preferred Stock shall be entitled to receive, but only when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefore, cash dividends. The Corporation shall not declare or pay any dividends or make other distributions on Common Stock unless a dividend or other distribution equal to 110% of the per share dividend paid on the Common Stock is paid to the holders of Series B Preferred Stock (measured on a share for share basis, subject to Section 6.5.6 below). Notwithstanding the foregoing, the Corporation (i) may declare and pay a dividend on Common Stock if the dividend is payable in shares of Common Stock or other stock of the Corporation junior to the Series B Preferred Stock as to the payment of dividends and distributions upon liquidation, dissolution and winding up of the Corporation (referred to hereafter as “Junior Stock”); (ii)

may issue options, warrants or rights to subscribe for or purchase shares of Common Stock or Junior Stock or purchase, and (iii) may redeem or otherwise acquire any share of Common Stock or Junior Stock or any other shares of capital stock of the Corporation ranking on parity with the Series B Preferred Stock. In addition, the Corporation will pay an annual non-cumulative dividend to the holders of Series B Preferred Stock of no less than $0.10 per share, so long as the Corporation has funds legally available therefore, and such minimum dividend shall be paid in preference to dividends paid on Series A Preferred Stock or Common Stock.
     6.5.2 Liquidation Rights
     In the event of a liquidation, dissolution and winding up of Corporation whether voluntary or involuntary, the registered holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, before any distributions to the holders of Common Stock or any other Junior Stock, an amount equal to the “Liquidation Preference” with respect to such shares of Series B Preferred Stock. The Liquidation Preference for the Series B Preferred Stock shall be equal to the book value of the Common Stock as of the end of the calendar quarter preceding the record date of the transaction, but in no event will the amount paid to holders of Series B Preferred Stock be less per share than the final distribution per share paid to the holders of Common Stock. After receipt of the Liquidation Preference, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distributions of the assets of the Corporation. If, upon any such liquidation, dissolution and winding up of the Corporation, the assets of the corporation are insufficient to make full payment to the holders of shares of the Series B Preferred Stock and to the holders of any Preferred Stock ranking as to liquidation, dissolution and winding up, on parity with the Series B Preferred Stock, then such assets will be distributed pro rata among the holders of shares of Series B Preferred Stock and any other series of Preferred Stock of equal rank in proportion to the amounts of their respective Liquidation Preferences.
     6.5.3 Conversion
     Each share of Series B Preferred Stock shall automatically convert into a share of Common stock immediately prior to the closing of a Change of Control; provided, however, such conversion shall be conditioned upon the closing of any such Change of Control. For these purposes, a “Change of Control” means any one of the following:
     (i) Any person or entity or group of affiliated persons or entities becomes a beneficial owner, directly or indirectly, of 50% or more of Corporation voting securities;
     (ii) Corporation enters into a merger, consolidation or combination of Corporation with an unaffiliated entity in which either or both of the following occurs: (A) the Board of Directors of Corporation immediately prior to such merger, consolidation or combination will constitute less than a majority of the board of directors of the surviving, new or combined entity; or (B) less than 75% of the outstanding voting securities of the surviving, new or combined entity will be beneficially owned by the shareholders of Corporation immediately prior to such merger, consolidation or combination; or
     (iii) Corporation transfers all or substantially all of Corporation’s assets, other than to a wholly-owned Subsidiary of Corporation.
     6.5.4 Voting Rights
     Except as expressly required by applicable law, the holders of Series B Preferred Stock are not entitled to vote on any matter. Notwithstanding the foregoing, the holders of Series B Preferred Stock shall be entitled to vote together with the holders of Common Stock upon any transaction which is required by law to be submitted to holders of Series B Preferred Stock for approval. In the event the holders of Series B Preferred Stock are entitled to vote under the conditions set out in the preceding sentence, such holders shall have the right to vote that number of shares of Common Stock into which their shares of Series B Preferred Stock would be converted upon the consummation of the transaction being voted on.
     6.5.5 Preemptive Rights
     Holders of shares of Series B Preferred Stock are not entitled to preemptive rights with respect to any shares or other securities of the Corporation which may be issued.
     6.5.6 Anti-Dilution Adjustments
     If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares, or stock dividend, appropriate adjustment shall be made by the Board of Directors of the Corporation in the number, and relative terms, of the shares of Series B Preferred Stock.
     6.5.7 Redemption Rights
     The shares of Series B Preferred Stock shall have no redemption rights.
6.6 Reclassification
     6.6.1 Series A Preferred Stock
     Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder of record who owns between 300 and 1,499 shares of Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holders thereof, be reclassified as Series A Preferred Stock, on the basis of one share of Series A Preferred Stock per each share of Common Stock so reclassified, which shares of Series A Preferred Stock shall thereupon be duly issued and outstanding, fully paid and non-assessable.
     6.6.2 Series B Preferred Stock
     Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder of record who owns fewer than 300 shares of Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holders thereof, be reclassified as Series B Preferred Stock, on the basis of one share of Series B Preferred Stock per each share of Common Stock so reclassified, which shares of Series B Preferred Stock shall thereupon be duly issued and outstanding, fully paid and non-assessable.
     6.6.3 Common Stock
     Each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder of record who owns 1,500 or more shares of such Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.
3. These amendments were adopted by the shareholders of the Corporation on _________, 2006.

APPENDIX B
TENNESSEE CODE
CHAPTER 23
DISSENTERS’ RIGHTS
PART 1
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
48-23-101. Chapter definitions.
As used in this chapter, unless the context otherwise requires:
(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by reclassification or share exchange of that issuer;
(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;
(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
(7) “Shareholder” means the record shareholder or the beneficial shareholder.
48-23-102. Right to dissent.
(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
     (1) Consummation of a plan of reclassification to which the corporation is a party:
     (A) If shareholder approval is required for the reclassification by § 48-21-104 or the charter and the shareholder is entitled to vote on the reclassification; or
     (B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;
     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
     (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:
     (A) Alters or abolishes a preferential right of the shares;
     (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
     (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
     (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
     (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104; or
     (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
(c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.
48-23-103. Dissent by nominees and beneficial owners.
(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.
(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:
     (1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
     (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART 2
PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS
48-23-201. Notice of dissenters’ rights.
(a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
(b) If corporate action creating dissenters’ rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 48-23-203.
(c) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.
48-23-202. Notice of intent to demand payment.
(a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:
     (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and
     (2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23-201.
(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.
48-23-203. Dissenters’ notice.
(a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 48-23-202.
(b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:
     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;
     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

     (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.
48-23-204. Duty to demand payment.
(a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.
(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.
(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.
48-23-205. Share restrictions.
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.
(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
48-23-206. Payment.
(a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.
(b) The payment must be accompanied by:
     (1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
     (2) A statement of the corporation’s estimate of the fair value of the shares;
     (3) An explanation of how the interest was calculated;
     (4) A statement of the dissenter’s right to demand payment under § 48-23-209; and
     (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

48-23-207. Failure to take action.
(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.
48-23-208. After-acquired shares.
(a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.
48-23-209. Procedure if shareholder dissatisfied with payment or offer.
(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:
     (1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;
     (2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or
     (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.
PART 3
JUDICIAL APPRAISAL OF SHARES
48-23-301. Court action.
(a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e) Each dissenter made a party to the proceeding is entitled to judgment:
     (1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or
     (2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.
48-23-302. Court costs and counsel fees.
(a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.
(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:
     (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or
     (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PRELIMINARY COPY
PROXY CARD
REVOCABLE PROXY
FIRST COMMUNITY CORPORATION
THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL
MEETING OF SHAREHOLDERS TO BE HELD ON ________________, 2006.
          The undersigned hereby appoints Mark A. Gamble and , or either of them, with individual power of substitution, proxies to vote all shares of the Common Stock of First Community Corporation (the “Company”) which the undersigned may be entitled to vote at the Special Meeting of Shareholders to be held at the offices of Bone McAllester Norton PLLC, 1600 Nashville City Center, 511 Union Street, Nashville, Tennessee 37219, on , , 2006, at 9:00 a.m. local time, and at any adjournment thereof.
          SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE IN FAVOR OF THE PROPOSALS LISTED BELOW. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE SPECIAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, (EXCEPT TO THE EXTENT THAT SUCH MATTERS WOULD INCLUDE SUBSTANTIVE MATTERS PRESENTED BY THE COMPANY THAT WOULD OTHERWISE BE REQUIRED TO BE SEPARATELY SET OUT BY THE COMPANY ON THE PROXY CARD).
(1) FOR APPROVAL OF AN AMENDMENT TO THE CHARTER OF FIRST COMMUNITY CORPORATION WHICH WILL AUTHORIZE THE ISSUANCE OF SHARES OF SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK.
☐ FOR           ☐ AGAINST            ☐ ABSTAIN
(2) FOR APPROVAL OF THE ARTICLES OF AMENDMENT TO THE CHARTER OF FIRST COMMUNITY CORPORATION WHICH WILL ACCOMPLISH A RECLASSIFICATION OF CAPITAL STOCK OF FIRST COMMUNITY CORPORATION, AS DESCRIBED IN THE ACCOMPANYING PROXY MATERIALS.
☐ FOR           ☐ AGAINST            ☐ ABSTAIN
(2) TO CONSIDER AND VOTE UPON A PROPOSAL TO TRANSACT ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING.
☐ FOR           ☐ AGAINST            ☐ ABSTAIN
          PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.
          Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

NUMBER OF SHARES:	Signature:

(Please print or type your name)

Dated:	Signature if held jointly:

☐ Please mark here if you intend to attend the Special Meeting of Shareholders.

Please return your signed Proxy to:	Mark A. Gamble, President
First Community Corporation
809 West Main Street
Rogersville, Tennessee 37857